UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Genuine Parts Company
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Genuine Parts Company

Notice of 2026 Annual Meeting & Proxy Statement

WE KEEP THE WORLD MOVING

DEAR SHAREHOLDERS:

At Genuine Parts Company (“GPC”), we remain committed to strong financial stewardship and focused on the execution of our growth and productivity initiatives, both designed to create long-term value for our shareholders.

Looking back at 2025, we experienced another dynamic year across our businesses and geographies. Despite these fluid environments, our teams adapted and remained focused on controlling what we can control. We grew revenue by 3.5% driven by winning new business and delivering excellent customer service, expanded gross margin for the third consecutive year and invested more than $450 million across our business – highlighting notable projects in supply chain and technology.

By remaining agile, our teams moved quickly, implementing significant changes that support our ongoing strategic initiatives and improve our operational efficiency. These actions included targeted cost and productivity initiatives, continued modernization of supply chain infrastructure and sustained investment in core technology and enterprise data capabilities. Together, these investments reflect a deliberate effort to enhance operating productivity and enable profitable growth across our Automotive and Industrial businesses, all aimed at creating a better customer experience.

Our disciplined capital allocation strategy continues to be a hallmark of GPC. In 2025, we returned over $560 million to shareholders through dividends, and the Board recently approved an increase to the dividend by 3.2%, raising it to $4.25 per share on an annualized basis. This marks the 70th consecutive year of increasing the dividend.

Refreshing our Board of Directors remained a priority in 2025, bringing new perspectives and strategically adding financial, industry and operational expertise through the appointment of three world-class independent directors, Matt Carey, Court Carruthers and Laurie Schupmann. As part of this refreshment program, Robin Loudermilk and John Holder retired in late 2025 after tremendous service to the Board. More recently, in January 2026, GPC announced that Paul Donahue will retire as Non-Executive Chairman at the 2026 Annual Meeting. His retirement concludes a legacy spanning more than two decades of dedicated service to the company. On behalf of the Board and the entire organization, we sincerely thank Paul for his many contributions.

As we begin 2026, we have taken a significant step in our commitment to our purpose by announcing our intent to separate our Automotive and Industrial businesses into two independent, industry-leading publicly traded companies. GPC has a proud history of evolving with our markets for nearly a century. Over the past decade, we established leading global footprints in attractive geographies, simplified our business mix and accelerated strategic investments to advance and differentiate our business.

Creating two focused, independent companies sharpens customer and market alignment, increases clarity and speed, simplifies operations and enables disciplined, business-specific investments which we believe will unlock long-term value. The transaction is expected to be completed in the first quarter of 2027, subject to customary approvals and conditions. Throughout the process, we remain committed to creating a lasting, positive impact on our teammates, customers, suppliers and the communities we serve.

We invite you to join us for our virtual 2026 Annual Meeting of Shareholders on April 27, 2026. Details about the meeting, including the matters to be voted on, can be found in the Notice of 2026 Annual Meeting of Shareholders and the Proxy Statement. The meeting will include a report on our performance and operations, as well as a question-and-answer session.

On behalf of the GPC Board, thank you for your continued investment in GPC.

Sincerely,

William P. Stengel, II	P. Russell Hardin
Chair-Elect & Chief Executive Officer	Lead Independent Director

GENUINE PARTS COMPANY
2999 Wildwood Parkway
Atlanta, Georgia 30339

NOTICE OF THE 2026 ANNUAL MEETING OF SHAREHOLDERS
April 27, 2026

TO THE SHAREHOLDERS OF GENUINE PARTS COMPANY:
The 2026 Annual Meeting of Shareholders of Genuine Parts Company, a Georgia corporation, will be held virtually on Monday, April 27, 2026, at 10:00 a.m. eastern time (the "2026 Annual Meeting"), for the following purposes:
(1)    To elect as directors the eleven nominees named in the attached proxy statement;
(2)    To approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers;
(3)    To ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2026; and
(4)    To act upon such other matters that may properly come before the meeting or any reconvened meeting following any adjournment thereof.
Information relevant to these matters is set forth in the attached proxy statement. Only holders of record of the Company’s common stock at the close of business on February 18, 2026 will be entitled to vote at the meeting. The live audio webcast of the 2026 Annual Meeting will begin promptly at 10:00 a.m. Eastern time. Online access to the audio webcast will open 15 minutes prior to the start of the 2026 Annual Meeting. We encourage you to access the meeting in advance of the designated start time.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 27, 2026.
We are pleased to announce that we are delivering your proxy materials for the 2026 Annual Meeting via the Internet. Because we are delivering proxy materials via the Internet, the Securities and Exchange Commission requires us to mail a letter to our shareholders notifying them that these materials are available on the Internet and how these materials may be accessed. This letter, which we refer to as our “Notice and Access Letter,” will be mailed to our shareholders on or about February 27, 2026.
Our Notice and Access Letter will instruct you on how to access and review our proxy statement for the 2026 Annual Meeting and our annual report for the fiscal year ended December 31, 2025. It will instruct you on how you may vote your proxy via the Internet, or how you can request a full set of printed proxy materials, including a proxy card to return by mail. If you would like to receive printed proxy materials, you should follow the instructions contained in our Notice and Access Letter. Unless requested, you will not receive printed proxy materials by mail.
To Attend, Vote, and Participate during the virtual Annual Meeting:
You can attend and participate in the 2026 Annual Meeting online, vote your shares electronically, and submit your questions during the 2026 Annual Meeting by visiting www.virtualshareholdermeeting.com/GPC2026. You will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials (the “Notice”) or proxy card to access the 2026 Annual Meeting platform. Smart phone users can point your camera to the QR code provided in your Notice and vote without entering a control number. If you do not have the control number you may attend as a Guest (non-shareholder) but will not have the option to vote or ask questions during the virtual Annual Meeting.

The 2026 Proxy Statement and the 2025 Annual Report to Shareholders are available at:
http://www.proxydocs.com/gpc

By Order of the Board of Directors,

Christopher T. Galla
Atlanta, Georgia	Senior Vice President, General Counsel and Corporate Secretary
February 27, 2026
YOUR VOTE IS IMPORTANT!

Whether or not you expect to be present at the meeting, please vote by telephone or internet pursuant to the instructions on the enclosed proxy card or complete, sign, date and return the enclosed proxy card promptly in the enclosed business reply envelope.

Annual Meeting — April 27, 2026
This proxy statement is being furnished to the shareholders of Genuine Parts Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company’s 2026 Annual Meeting of Shareholders to be held on Monday, April 27, 2026, at 10:00 a.m. Eastern time and at any reconvened meeting following any adjournment thereof (the "2026 Annual Meeting"). The 2026 Annual Meeting will be held virtually. To access the virtual meeting, go to www.virtualshareholdermeeting.com/GPC2026 and enter a valid control number found on your proxy card, notice of internet availability, or an email previously received from Computershare. If you do not have a control number, you may access the meeting as a Guest.
The live audio webcast of the 2026 Annual Meeting will begin promptly at 10:00 a.m. Eastern time. Online access to the audio webcast will open 15 minutes prior to the start of the 2026 Annual Meeting. We encourage you to access the meeting in advance of the designated start time. We will have support available to assist shareholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any technical difficulty during the virtual meeting, please call the number listed at www.virtualshareholdermeeting.com/GPC2026.
We have designed the format of the 2026 Annual Meeting to ensure that our shareholders are afforded the same rights and opportunities to participate as they would at an in-person meeting. After the business portion of the 2026 Annual Meeting concludes and the meeting is adjourned, we will hold a Q&A session during which we intend to answer questions submitted during the meeting that are pertinent to the Company, as time permits, and in accordance with our Ground Rules for Conduct of the Shareholder Meeting. On the day of and during the 2026 Annual Meeting, you can view our Ground Rules for Conduct of the Shareholder Meeting and submit any questions on www.virtualshareholdermeeting.com/GPC2026. Answers to any appropriate questions not addressed during the meeting will be posted following the meeting on the investor page of our website. Questions and answers will be grouped by topic, and substantially similar questions will be answered only once. To promote fairness, efficiently use the Company’s resources, and ensure all shareholder questions are able to be addressed, we will respond to no more than three questions from any single shareholder.
We anticipate that our Notice and Access Letter will first be mailed, and that this proxy statement and the Company’s 2025 annual report to the shareholders, including consolidated financial statements for the year ended December 31, 2025 will first be made available to our shareholders, on or about February 27, 2026.
Voting
Shareholders of record can simplify their voting and reduce the Company’s costs by voting their shares via telephone or the Internet. Instructions for voting via telephone or the Internet are set forth on the proxy card. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures enable shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If your shares are held in the name of a bank or broker (in “street name”), the availability of telephone and Internet voting will depend on the voting processes of the applicable bank or broker; therefore, it is recommended that you follow the voting instructions on the form you receive from your bank or broker. If you do not choose to vote by telephone or the Internet, please mark your choices on the proxy card and then date, sign and return the proxy card at your earliest opportunity.
All proxies properly voted by telephone or the Internet and all properly executed written proxy cards that are delivered to the Company (and not later revoked) will be voted in accordance with instructions given in the proxy. When voting on the election of directors, you may vote FOR or AGAINST each of the nominees listed in this proxy statement or you may ABSTAIN from voting for one or more of the nominees. When voting on (1) the approval of the compensation of the Company’s named executive officers and (2) the ratification of the selection of independent auditors, you may vote FOR or AGAINST the proposal or you may ABSTAIN from voting.
You can attend and participate in the 2026 Annual Meeting online, vote your shares electronically, and submit your questions during the 2026 Annual Meeting by visiting www.virtualshareholdermeeting.com/GPC2026. You will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials (the “Notice”) or proxy card to access the 2026 Annual Meeting platform. Smart phone users can point your camera to the QR code provided in your Notice and vote without entering a control number. If you do not have the control number you may attend as a Guest (non-shareholder) but will not have the option to vote or ask questions during the virtual Annual Meeting.
If a signed proxy card is received which does not specify a vote or an abstention, the shares represented by that proxy card will be voted FOR all nominees to the Board of Directors listed in this proxy statement, FOR the proposal to approve the compensation of the Company’s named executive officers, and FOR the ratification of the selection of independent auditors for the fiscal year ending December 31, 2026. The Company is not aware, as of the date hereof, of any matters to be voted upon at the 2026 Annual Meeting other than those stated in this proxy statement and the accompanying Notice of 2026 Annual Meeting of Shareholders. If any other matters are properly brought before the 2026 Annual Meeting, the
2026 Proxy Statement 1

enclosed proxy card gives discretionary authority to the persons named as proxies to vote the shares represented thereby in their discretion.
If you hold your shares in street name and you do not instruct your bank or brokerage firm in accordance with their directions on how to vote your shares prior to the date of the 2026 Annual Meeting, your bank or brokerage firm cannot vote your shares (referred to as “broker non-votes”) on the following proposals: “Proposal 1 — Election of Directors” and “Proposal 2 — Advisory Vote on Executive Compensation". Such shares will be considered “broker non-votes” and will not affect the outcome of these votes. However, your bank or brokerage firm may vote your shares in its discretion on “Proposal 3 — Ratification of Selection of Independent Auditors” if you do not provide voting instructions.
A shareholder of record who submits a proxy pursuant to this solicitation may revoke it at any time prior to its exercise at the 2026 Annual Meeting. Such revocation may be by delivery of written notice to the Corporate Secretary of the Company at the Company’s address shown above, by delivery of a proxy bearing a later date (including a later vote by telephone or the Internet), or by voting in person at the 2026 Annual Meeting. Street name holders may revoke their proxies prior to the 2026 Annual Meeting by following the procedures specified by their bank or brokerage firm.
Only holders of record of the Company’s common stock at the close of business on the record date for the 2026 Annual Meeting, which is February 18, 2026, are entitled to vote at the 2026 Annual Meeting. Persons who hold shares of common stock in street name as of the record date may vote at the 2026 Annual Meeting only if they hold a valid proxy from their bank or brokerage firm. At the close of business on February 18, 2026, 139,122,108 shares of the Company's common stock were outstanding and entitled to vote at the 2026 Annual Meeting.
On each proposal presented for a vote at the 2026 Annual Meeting, each shareholder is entitled to one vote per share of common stock held as of the record date. A quorum for the purposes of all matters to be voted on shall consist of shareholders representing, in person or by proxy, a majority of the outstanding shares of common stock entitled to vote at the 2026 Annual Meeting. Shares represented at the 2026 Annual Meeting that are abstained from voting and broker non-votes will be considered present for purposes of determining a quorum at the 2026 Annual Meeting. If less than a majority of the outstanding shares of common stock are represented at the 2026 Annual Meeting, a majority of the shares so represented may adjourn the 2026 Annual Meeting to another date, time or place to allow for the solicitation of additional proxies or other measures to obtain a quorum.
The vote required for the (1) election of directors, (2) approval of executive compensation, and (3) ratification of the selection of independent auditors is the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote on such proposal which are represented at the 2026 Annual Meeting. Because abstentions will be considered as present and entitled to vote at the 2026 Annual Meeting but will not be voted “FOR” these proposals, they will have the same effect as votes “AGAINST” these proposals.
Although the advisory vote on executive compensation is non-binding as provided by law, the Company’s Board of Directors will review the results of the vote and take it into consideration when making future determinations concerning executive compensation.
2026 Proxy Statement 2

Proposal 1
Election of Directors
Mr. Paul D. Donahue, the Company’s Non-Executive Chairman, announced his retirement from the Board, effective as of the end of his term at the 2026 Annual Meeting, and therefore will not be standing for re-election at the 2026 Annual Meeting. We would like to express our profound gratitude to Mr. Donahue for his many contributions and years of outstanding service on behalf of the Company, the Board of Directors and our shareholders.
The Board of Directors of the Company currently consists of twelve directors, including Mr. Donahue. Effective immediately following the 2026 Annual Meeting, the size of the Board will be reduced to eleven directors and Mr.
Stengel will assume the position of Chairman of the Board.
The Board has approved the recommendation of its Nominating and ESG Committee to nominate the eleven nominees named below, each of whom, if elected, will serve as directors until the 2027 Annual Meeting of Shareholders and the election and qualification of their successors.
In the event that any nominee is unable to serve (which is not anticipated), the Board of Directors may:
•    designate a substitute nominee, in which case persons designated as proxies will cast votes for the election of such substitute nominee;
•    allow the vacancy to remain open until a suitable candidate is nominated; or
•    adopt a resolution to decrease the size of the Board.
If any incumbent director nominee in an uncontested election fails to receive the required affirmative vote of the holders of a majority of the shares outstanding and entitled to vote which are represented at the 2026 Annual Meeting, the director will promptly tender his or her resignation to the Chairman of the Board of Directors and the Chairman of the Nominating and ESG Committee. If an incumbent director tenders his or her resignation, the Nominating and ESG Committee shall review such offer to resign and make a recommendation to the Board of Directors regarding acceptance of the offer. The Board of Directors, taking into account the Nominating and ESG Committee's recommendation, will determine whether to accept or reject such resignation, or what other action should be taken, within 90 days from the date of the certification of the 2026 Annual Meeting election results. Our Amended and Restated Articles of Incorporation, as amended, further provide that a director shall serve on the Board of Directors until his or her successor is elected and qualified or until his or her earlier resignation, retirement, disqualification, removal from office or death. If the director resigns, the Board of Directors may:
•    immediately fill the resulting vacancy;
•    allow the vacancy to remain open until a suitable candidate is appointed; or
•    adopt a resolution to decrease the size of the Board.

2026 Proxy Statement 3

The Board of Directors unanimously recommends that Shareholders vote "For" the election of all the Director nominees.
Set forth below is certain information about each of the eleven director nominees, including the experience, qualifications, attributes and skills that our Board of Directors believes makes them well qualified to serve as directors. Information about our director independence requirements, our director nominating process, our board leadership structure, a Board Matrix, and other corporate governance matters can be found in the “Corporate Governance” section.
Nominees for Director

MATTHEW CAREY INDEPENDENT

Matt Carey served as Executive Vice President, Customer Experience of The Home Depot, Inc., from 2022 until 2025, and as Executive Vice President and Chief Information Officer of The Home Depot from 2008 to 2022. Prior to that role, he served as Senior Vice President and Chief Technology Officer of eBay Inc., and held various leadership positions at Walmart Inc., concluding as Senior Vice President and Chief Technology Officer. He currently serves on the board of directors of Chipotle Mexican Grill, Inc., where he is a member of the Audit and Risk Committee. Mr. Carey also previously served as a director of Geeknet Inc. and TransUnion Corp.

SKILLS AND QUALIFICATIONS
Mr. Carey is a technology leader with a distinguished career in cybersecurity, artificial intelligence, and digital customer experience in large retail enterprises. His extensive experience as Chief Information Officer and as a technology executive at The Home Depot, eBay, and Walmart equips him with a sophisticated understanding of the intersection between technology and customer engagement. Mr. Carey’s expertise in emerging technologies and their application to business strategy, along with his current and prior board service, adds critical value to the Audit Committee’s and the Board’s technology oversight and innovation agenda.

Age: 61 Director Since: 2025 Committees: Audit Committee

COURT CARRUTHERS INDEPENDENT

Court Carruthers is the Vice Chair and former President and Chief Executive Officer of TricorBraun, a privately-held global packaging distributor. Mr. Carruthers previously held various executive leadership roles at W.W. Grainger, Inc., including Group President, Americas. Mr. Carruthers currently serves on the board of directors of Ryerson Holding Corp., a global distributor and processor of industrial metals, where he serves as the Chair of the Compensation Committee and is a member of the Nominating and Corporate Governance Committee. He is also a director at privately-held Turf Masters Brands and previously served as a board member of US Foods Holding Corp. and Foundation Building Materials.

SKILLS AND QUALIFICATIONS
Mr. Carruthers is an accomplished executive with over 30 years of leadership experience in global industrial distribution and services. His deep expertise in operational excellence, digital transformation, and large-scale business management uniquely positions him to contribute to strategic initiatives and governance. Mr. Carruthers brings valuable insights into global industrial markets and eCommerce platforms. His prior and current board experience, including his role as Chair of the Compensation Committee of Ryerson Holding Corp., further enhances his ability to provide strong corporate oversight.

Age: 53 Director Since: 2025 Committees: Compensation and Human Capital

2026 Proxy Statement 4

RICHARD COX, JR. INDEPENDENT

Age: 56 Director Since: 2020 Committees: Nominating and ESG
Mr. Cox is Senior Vice President - Airport Customer Service at Delta Airlines, a position he has held since October 2024. Mr. Cox previously served as Senior Vice President - Reservation Sales and Customer Care at Delta beginning in August 2022. Prior to joining Delta, Mr. Cox served as Chief Information Officer for Cox Enterprises and had been in that role since 2019. Mr. Cox joined Cox Automotive, a subsidiary of Cox Enterprises, in 2013, where he held several leadership positions including Vice President of Client Performance and Vice President of Business Operations and Customer Care. In 2018, the Mayor of Atlanta requested Cox Enterprises to allow Mr. Cox to serve as the city’s Chief Operating Officer as an executive on-loan. For 15 months, Mr. Cox provided executive oversight and directed internal operations for the city’s departments and agencies. Prior to joining Cox Automotive, Mr. Cox was CEO and President of Jones International University and prior to that, he served as Vice President of Customer Experience at Orbitz Worldwide, a leading online travel company. Mr. Cox began his career at Worldspan, a travel technology and content provider, and held several positions during his 11-year tenure at Worldspan.

SKILLS AND QUALIFICATIONS
Mr. Cox has over two decades of experience in technology and business operations. His experience at Delta Airlines, Cox Automotive, Orbitz, and Worldspan in a variety of leadership roles are highly valuable to the Company. During Mr. Cox’s tenure as the city of Atlanta’s COO, he led the city through the largest cyber attack of a U.S. municipality and successfully implemented the largest ever citywide shift to the cloud. Mr. Cox’s understanding of cyber and IT risk as well as data privacy was instrumental when he was previously a member of the Audit Committee. His significant experience in information technology, the automotive business, and his expertise in strategy, operations, customer care, analytics, business intelligence, security and technical services makes him a valuable asset to our Board and Nominating and ESG Committee.

P. RUSSELL HARDIN LEAD INDEPENDENT DIRECTOR

P. Russell Hardin is a Trustee of the Robert W. Woodruff Foundation. Prior to January 2025, Mr. Hardin served as President of the Robert W. Woodruff Foundation, the Joseph B. Whitehead Foundation, the Lettie Pate Evans Foundation and the Lettie Pate Whitehead Foundation. These foundations manage approximately $11 billion in assets and distribute approximately $400 million in grants each year which support Georgia’s institutions in the areas of education, health, human welfare, the environment, community and economic development, philanthropy and volunteerism, and the arts. Mr. Hardin joined the Foundation’s staff in 1988 and was named President in 2006. Prior to his work at the Foundation, Mr. Hardin practiced law with the Atlanta firm of King & Spalding. Mr. Hardin is a director of Rollins Inc. and serves on its Nominating and Corporate Governance Committee.

SKILLS AND QUALIFICATIONS
Mr. Hardin offers the Board extensive experience in the areas of finance, philanthropy, governance, and law. Mr. Hardin’s leadership at the Robert W. Woodruff Foundation and related foundations, as well as his service a director of Rollins, Inc., as trustee of Northwestern Mutual Life Insurance, and a director on the Truist Bank Atlanta Advisory Council bring financial, governance and management expertise that contribute to both our Board and as a member of the Nominating and ESG Committee.

Age: 68 Director Since: 2017 Committees: Nominating and ESG

2026 Proxy Statement 5

DONNA W. HYLAND INDEPENDENT

Donna W. Hyland is President and Chief Executive Officer of Children’s Healthcare of Atlanta and has served in that role since June 2008. Prior to that role, she was the Chief Operating Officer of Children’s Healthcare of Atlanta from January 2003 to May 2008 and the Chief Financial Officer from February 1998 to December 2002. She serves as a director of Cousins Properties, Inc. and serves as Chair of its Audit Committee and as a member of its Governance and Nominating Committee and Executive Committees.

SKILLS AND QUALIFICATIONS
Ms. Hyland offers our Board extensive knowledge of the healthcare industry as President and Chief Executive Officer of Children’s Healthcare of Atlanta. Her previous experience as COO and CFO of Children’s, as well as her experience on many non-profit boards brings a wide range of business and accounting experience to our board. Ms. Hyland also serves as a director at Cousins Properties, Inc., a publicly traded real estate company, and additionally serves as Chair and a financial expert on the Cousins’ Audit Committee and as a member of its Compensation and Human Capital Committee. Ms. Hyland’s service as a financial expert on a public company audit committee provides a wealth of experience that she has brought to our Board and as Chair of the Compensation and Human Capital Committee.

Age: 65 Director Since: 2015 Committees: Compensation and Human Capital (Chair)

JEAN-JACQUES LAFONT

Jean-Jacques Lafont is the Co-Founder and Executive Chairman of Alliance Automotive Group, an entity that was acquired by the Company in 2017. Prior to his current role as Executive Chairman, Mr. Lafont was Chief Executive Officer of Alliance Automotive Group. Mr. Lafont co-founded Alliance Automotive Group in 1991 and spent 30 years building that business from the ground up. Prior to founding Alliance Automotive Group, Mr. Lafont spent six years working for Hewlett Packard Europe in various management roles.

SKILLS AND QUALIFICATIONS
Mr. Lafont is an industry veteran having spent over 30 years in the automotive aftermarket industry. Mr. Lafont has a deep understanding of the sales, operations, finance, strategic planning, and global sourcing aspects of the automotive aftermarket landscape in Europe and is highly beneficial to the strategic planning function of the Board, especially as it relates to the global automotive business. Mr. Lafont is also Non-Executive Chairman of the Supervisory Board of BME, a leading European building materials, sanitary and plumbing products distributor recently acquired by Blackstone. Mr. Lafont brings a wealth of international experience to our Board.

Age: 66 Director Since: 2020

2026 Proxy Statement 6

JULIETTE W. PRYOR INDEPENDENT

Juliette W. Pryor is Chief Legal Officer and Corporate Secretary of Lowe's Companies, Inc. where she leads the legal, compliance, government affairs, corporate sustainability, enterprise risk management and privacy functions. Previously, from 2020-2023, she served as General Counsel and Corporate Secretary of Albertsons Companies, a Fortune 100 grocery retailer, where she was responsible for the company’s legal, compliance, and government affairs functions. From 2016 to June 2020, Ms. Pryor served as General Counsel and Corporate Secretary for Cox Enterprises, a $20 billion family-owned conglomerate that operates in the communications, media and automotive sectors. Ms. Pryor previously worked at US Foods from 2005-2016. Before US Foods, Ms. Pryor served as General Counsel for telecom start up e.spire Communications, and she began her career in private practice with Skadden Arps, Slate, Meagher & Flom LLP.

SKILLS AND QUALIFICATIONS
Ms. Pryor is a skilled public and private company c-suite executive with 30 years of business experience. Ms. Pryor has deep experience in the board room of multiple corporations, providing key leadership in IPOs, multi-billion-dollar divestitures and acquisitions, corporate restructurings, and entity transformations. Her knowledge and experience in the legal, compliance, regulatory, audit, human resources, public policy, diversity and inclusion, and corporate governance areas combined with her wealth of expertise in retail, distribution and automotive services make her a valuable addition to our Board and Chair of the Nominating and ESG Committee.

Age: 61 Director Since: 2021 Committees: Nominating and ESG (Chair)

DARREN REBELEZ INDEPENDENT

Darren Rebelez is the Chairman, President and Chief Executive Officer of Casey’s, a Fortune 500 public company, which operates over 2,400 convenience stores throughout the Midwest and Southern U.S. Prior to joining Casey’s in 2019, Mr. Rebelez served as the President of IHOP Restaurants from 2015-2019, a unit of Dine Brands Global, Inc. While leading IHOP, the company grew to become the largest full service restaurant brand in the U.S. Previous to IHOP, Mr. Rebelez worked at 7-Eleven, the world’s largest convenience store chain, as Executive Vice President and Chief Operating Officer. Before 7-Eleven, Mr. Rebelez held numerous leadership roles within ExxonMobil Corporation. Preceding his civilian career, Mr. Rebelez was an Army Ranger and Gulf War veteran.  Mr. Rebelez also served as a director of Globe Life, Inc., a public life insurance company, where he chaired many of its committees over his 13-year tenure.

SKILLS AND QUALIFICATIONS
As CEO of the third largest convenience retailer and fifth largest pizza chain in the U.S., Mr. Rebelez offers a wealth of experience from his career as a senior executive in the convenience, restaurant and fuel industries. Mr. Rebelez's knowledge and experience include brand modernization, M&A, digital transformation, e-commerce, and ESG. His executive experience at large public companies, as well as his tenure as a director of a public insurance company, bring a wealth of knowledge and expertise to our Board and the Compensation and Human Capital Committee.

Age: 60 Director Since: 2023 Committees: Compensation and Human Capital

2026 Proxy Statement 7

LAURIE SCHUPMANN INDEPENDENT

Prior to her retirement in 2023, Laurie Schupmann spent 39 years with PwC, an audit and assurance, consulting and tax advisory firm, serving in various leadership roles of increasing responsibility, including as a Global Client Partner from October 1995 to June 2023.

SKILLS AND QUALIFICATIONS
Ms. Schupmann is a skilled advisor with extensive accounting, auditing, internal control, and SEC reporting experience. At PwC, Ms. Schupmann provided expertise and insight to senior executives and boards of directors in the resolution of numerous complex matters, including advising on acquisitions and divestitures, the standardization and centralization of accounting, control and compliance processes, governance and enterprise risk management activities, internal audit function optimization, enterprise systems implementations, and financial accounting and reporting compliance and quality. Her knowledge and experience in advising publicly traded companies on critical financial and accounting matters make her a valuable addition to the Board and the Audit Committee.

Age: 63 Director Since: 2025 Committees: Audit

WILLIAM P. STENGEL, II CHAIRMAN ELECT

William P. Stengel, II is the President and CEO of the Company, a role he was appointed to in June 2024. Mr. Stengel has also been appointed to the additional position of Chairman of the Board, effective upon Mr. Donahue’s retirement at the 2026 Annual Meeting. Prior to serving as the President and CEO, Mr. Stengel served as President and Chief Operating Officer of the Company from January 2023 to June 2024, President of the Company from January 2021 to January 2023 and Executive Vice President and Chief Transformation Officer of the Company from November 2019 to January 2021. Before joining the Company, Mr. Stengel worked for HD Supply, an Atlanta-based industrial distributor, where he held positions with HD Supply Facilities Maintenance as President and Chief Executive Officer, Chief Operating Officer, Chief Commercial Officer, and Senior Vice President, Strategic Business Development and Investor Relations, from June 2013 to October 2018.

SKILLS AND QUALIFICATIONS
As the Company’s President and CEO, Mr. Stengel is the leader of our Company and possesses intimate knowledge of our businesses and their industries, as well as considerable experience in senior management. He brings significant financial, operational and strategic expertise of the Company, which are utilized by, and a valuable addition to, our Board.

Age: 48 Director Since: 2024

2026 Proxy Statement 8

CHARLES K. STEVENS, III INDEPENDENT

Prior to his retirement in 2019, Charles K. Stevens, III spent over thirty years at General Motors Company, a global automotive company, serving in various leadership positions of increasing responsibility, including as Executive Vice President and Chief Financial Officer from 2014-2018, Chief Financial Officer of GM North America from 2010-2014 and Chief Financial Officer of GM de Mexico from 2008-2010. Mr. Stevens serves as a director of Flex Ltd. and serves as Chair of its Audit Committee and as a member of its Nominating and Corporate Governance Committee, and Masco Corporation and serves as Chair of its Audit Committee, and a member of its Compensation and Talent Committee. Mr. Stevens previously served as a director of Tenneco Inc. and Eastman Chemical Company.

SKILLS AND QUALIFICATIONS
Mr. Stevens brings to the Board his extensive knowledge and understanding in the areas of finance, accounting and the U.S. and global automotive industries as a former executive and chief financial officer of a global automotive company, where he was responsible for developing and executing business strategies to drive profitable growth. Mr. Stevens is also a seasoned public company director, including service as an audit committee chair, which has provided him further leadership experience, business acumen and financial literacy, all of which makes him a valuable addition to our Board and Chair of the Audit Committee.

Age: 66 Director Since: 2024 Committees: Audit (Chair)

2026 Proxy Statement 9

Board Matrix

	CAREY	CARRUTHERS	COX	HARDIN	HYLAND	LAFONT	PRYOR	REBELEZ	SCHUPMANN	STENGEL	STEVENS
EXPERIENCE
Finance/Accounting		●	●	●	●	●			●	●	●
Distribution/Supply Chain	●	●	●			●	●	●		●
Automotive			●			●				●	●
Government/Regulatory		●	●				●		●
Legal				●			●
CEO/Leadership		●	●	●	●	●		●		●
Technology	●	●	●							●
International		●	●			●		●	●	●	●
Public Co. Board(s)	●	●	●	●	●			●			●
Independent	●	●	●	●	●		●	●	●		●
DEMOGRAPHIC BACKGROUND
Tenure	0	0	6	9	11	6	5	3	1	2	2
Gender	M	M	M	M	F	M	F	M	F	M	M
Race/ Ethnicity			●				●	●
Age	61	53	56	68	65	66	61	60	63	48	66
Nationality						●

4 years average tenure	61 years average age	82% Independent	6 of 11 directors are diverse from racial, gender, or ethnic standpoint

2026 Proxy Statement 10

Corporate Governance
Independent Directors
The Company’s common stock is listed on the New York Stock Exchange under the symbol “GPC.” The NYSE requires that a majority of the directors, and all of the members of certain committees of the board of directors be “independent directors,” as defined in the NYSE corporate governance standards. Generally, a director does not qualify as an independent director if the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. The Board has affirmatively determined that nine of the eleven director nominees have no direct or indirect material relationships with the Company that would impair their independence and therefore are independent directors according to the NYSE rules and the Company's Corporate Governance Guidelines.
The independent directors and director nominees for election at the 2026 Annual Meeting are: Matthew Carey, Court Carruthers, Richard Cox, Jr., P. Russell Hardin, Donna W. Hyland, Juliette W. Pryor, Darren Rebelez, Laurie Schupmann, and Charles K. Stevens, III.
Mr. Richard Cox, a director since 2020, joined Delta Air Lines, Inc. (“Delta”) in August 2022, where he currently serves as Senior Vice President - Airport Customer Service. The Company has a long-standing and ordinary course vendor relationship with Delta and, in connection therewith, maintains automotive parts and supply locations on-site at multiple Delta facilities to better serve Delta’s ground vehicles. This relationship was reviewed and considered by the Board and was determined to be immaterial since (i) the amounts involved in this relationship did not exceed the greater of $1 million or 2% of Delta’s consolidated gross revenues, (ii) the Company has had a long-standing relationship with Delta prior to Mr. Cox joining the Company’s Board of Directors in 2020 and (iii) Mr. Cox became a director of the Company in 2020 prior to his joining Delta in 2022.
Governance Highlights
The Board is committed to creating long-term value for our shareholders while operating in an ethical and socially responsible manner. Highlights of our corporate governance structure are as follows:
•Nine of eleven director nominees are independent.
•The Board has added nine new directors since 2020.
•Board Committees are composed exclusively of independent directors.
•We have a Lead Independent Director, elected by the independent members of the Board, who is available for consultation and direct communication with our shareholders.
•Independent directors met in executive sessions chaired by the Lead Independent Director at all regularly scheduled Board meetings in 2025.
•All of our directors are elected annually.
•We have a majority vote requirement for uncontested director elections, supported by a director resignation policy for incumbent directors who fail to receive a majority vote.
•We have a plurality vote requirement for contested director elections.
•We do not have a poison pill.
•Our executive officers and directors are all subject to robust stock ownership requirements.
•We have instituted anti-hedging and pledging policies applicable to our directors and executive officers.
•We have a Board-adopted Human Rights Policy.
•We have a Board-adopted Political Contributions Policy.
•We conduct annual, proactive shareholder engagement on corporate sustainability topics.
Corporate Governance Guidelines and Committee Charters
The Board of Directors has adopted Corporate Governance Guidelines that give effect to the NYSE’s requirements related to corporate governance and various other corporate governance matters. The Company’s Corporate Governance Guidelines, as well as the charters of the Compensation and Human Capital Committee, the Nominating and ESG Committee and the Audit Committee, are available on the Company’s website at www.genpt.com.
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Non-Management Director Meetings and Lead Independent Director
Pursuant to the Company’s Corporate Governance Guidelines, the Company’s non-management directors meet separately from the other directors in scheduled executive sessions at least four times annually and at such other times as may be scheduled by the Chairman of the Board or by the Lead Independent Director or as may be requested by any non-management director.
The independent directors serving on the Company’s Board of Directors appointed P. Russell Hardin to serve as the Board’s Lead Independent Director in April 2025. As the Lead Independent Director, during 2025, Mr. Hardin presided at all meetings of non-management and independent directors and served as a liaison between the Chief Executive Officer and the non-management and independent directors. During 2025, the independent directors held four meetings without management present. Mr. Hardin presided over all of these meetings.
Board Leadership Structure
The Board has strong governance structures and processes in place to ensure the independence of the Board. The Company’s Corporate Governance Guidelines allow the independent directors flexibility to split up or combine the roles of Chairman and CEO. The directors annually review the Board’s leadership structure to determine the structure that is in the best interests of the Company and its shareholders. In June 2024, the Board appointed Mr. Donahue to serve as Executive Chairman of the Board in connection with his retirement as the Company's Chief Executive Officer, and the Board further approved his transition to Non-Executive Chairman of the Board, effective January 1, 2025. In his role as Non-Executive Chairman of the Board, Mr. Donahue sets the strategic priorities for the Board (with input from the Lead Independent Director), presides over its meetings and communicates its strategic findings and guidance to management.
Mr. Stengel has been appointed to the additional position of Chairman of the Board, effective upon Mr. Donahue’s retirement as Non-Executive Chairman of the Board at the 2026 Annual Meeting. In his role as Chairman of the
Board, Mr. Stengel will set the strategic priorities for the Board (with input from the Lead Independent Director), preside over its meetings and communicates its strategic findings and guidance to management. The Board believes that the combination of these two roles provides more consistent communication and coordination throughout the organization, which results in a more effective and efficient implementation of corporate strategy.
The Board further believes that this leadership structure - a combined Chairman of the Board and Chief Executive
Officer - is important in unifying the Company’s strategy behind a single vision. In addition, the deep involvement of the CEO in every aspect of the business allows him the opportunity to identify risks the Company may be facing and, in his role as Chairman, is able to facilitate the Board’s oversight of such risks. The Board believes that this leadership structure is the most effective structure for the Company and is in the best interests of its shareholders at this time.
As noted earlier, Mr. Hardin has served as the Board's Lead Independent Director since April 2025. Our Lead Independent Director is responsible for facilitating Board involvement in material matters of the Company, ensuring that the Board is addressing major strategic and operational initiatives, reviewing information to be provided to the Board, consulting with directors, the CEO, and Company management, representing the Board in consultations and direct communications with our shareholders and other key stakeholders, as well as presiding at executive sessions of the Board. With a supermajority of independent directors, all Board Committees composed entirely of independent directors, and a Lead Independent Director to oversee meetings of the non-management directors, the Company’s Board of Directors is comfortable that its current leadership structure provides for an appropriate balance that best serves the Company and its shareholders. The Board of Directors periodically reviews its leadership structure to ensure that it remains the optimal structure for the Company.

Director Nominating Process
Shareholders may recommend a director nominee by writing to the Corporate Secretary specifying the nominee’s name and the other required information as set forth in the Company’s By-laws. The By-laws require, among other things, that the shareholder making the nomination: (1) notify us in writing no later than the close of business on the 90th day and no earlier than the close of business on the 120th day prior to the first anniversary of the date of the Company’s notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting; (2) include certain information about the nominee, including his or her name, occupation and Company share ownership; (3) include certain information about the shareholder proponent and the beneficial owner, if any on whose behalf the nomination is made, including such person or entity’s name, address, Company share ownership and certain other information regarding the relationship between the shareholder and beneficial owner, if applicable, and any derivative or hedging positions in Company securities; and (4) update the required information as of the record date and after any subsequent change. The notice must comply with all requirements of the By-laws and, if the nomination is to be included in next year’s proxy statement,
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the requirements of Exchange Act Rule 14a-18 must be timely received by the Corporate Secretary at Genuine Parts Company, 2999 Wildwood Parkway, Atlanta, Georgia 30339.
The Company’s By-laws provide that whenever the Board of Directors solicits proxies with respect to the election of directors at an annual meeting of shareholders, subject to certain requirements, a shareholder, or a group of up to 20 shareholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years can require the Company to include in its proxy materials for such annual meeting director nominations for up to the greater of (i) 20% of the number of directors up for election, rounding down to nearest whole number, or (ii) two directors. Shareholder requests to include shareholder nominees in the Company’s proxy materials for the 2027 Annual Meeting of Shareholders must be received by the Corporate Secretary no earlier than September 30, 2026 and no later than October 30, 2026 and must satisfy the requirements specified in the Company’s By-laws.
The Company’s Board of Directors has established the following process for the identification and selection of candidates for director. The Nominating and ESG Committee, in consultation with the Chairman of the Board, annually reviews the appropriate experience, skills, background and characteristics required of Board members in the context of the current membership of the Board to determine whether the Board would be enhanced by the addition of one or more directors. This review includes, among other relevant factors in the context of the perceived needs of the Board at that time, issues of experience, reputation, background, judgment, and skills.
The Nominating and ESG Committee considers all appropriate candidates proposed by management, directors and shareholders. Information regarding potential candidates is presented to the Nominating and ESG Committee, and the Committee evaluates the candidates based on the needs of the Board at that time. Potential candidates are evaluated according to the same criteria, regardless of whether the candidate was recommended by shareholders, the Nominating and ESG Committee, another director, Company management, a search firm or another third party. The Nominating and ESG Committee then submits any recommended candidate(s) to the full Board of Directors for approval and recommendation to the shareholders for election at the Company’s annual meeting of shareholders.
The Company’s Board of Directors is composed of individuals with diverse experience at policy-making levels in a variety of businesses, as well as in non-profit organizations, in areas that are relevant to the Company’s operations and activities. The Board believes that a variety and balance of perspectives on the Board results in more thoughtful and robust deliberations and, ultimately, better decisions. Therefore, each director nominee was nominated for election at the 2026 Annual Meeting on the basis of the unique experience, background, qualifications, attributes and skills that he or she brings to the Board, as well as how those factors blend with those of the others on the Board as a whole.
After considering these factors, the Board of Directors determined that it was in the best interests of the Company and its shareholders to nominate the eleven director nominees identified in Proposal 1 beginning on page 4 of this proxy statement.
Corporate Culture
Developing our people and sustaining our culture are important priorities for our Company. We promote an inclusive and innovative culture that encourages and embraces different ideas and perspectives. We strive to ensure our teammates reflect our global customer base. The Company is committed to creating a welcoming environment where all teammates have opportunities to grow and feel a sense of belonging, regardless of gender, sex, race, color, religion, national origin, age, disability, veteran status, sexual orientation, gender expression or experiences. To support our talent initiatives and priorities, recruitment, training, talent development and succession planning is discussed regularly by management and the Nominating and ESG Committee as well as the Compensation and Human Capital Committee.
Talent Development and Succession Planning
The Compensation and Human Capital Committee oversees the development and implementation of succession plans for the senior management team. The process includes the President and CEO and Executive Vice President and Chief People Officer undertaking a full review of performance and development of senior leaders across the organization, and they then present and discuss with the Compensation and Human Capital Committee their evaluations and recommendations for senior management development and succession on a regular basis. The Compensation and Human Capital Committee also assists the Board with oversight of management succession planning and the topic is discussed regularly during the executive session of Compensation and Human Capital Committee meetings.
Communications with the Board
The Company’s Corporate Governance Guidelines provide for a process by which shareholders or other interested parties may communicate with the Board, a Board committee, the Lead Independent Director, the non-management directors as a group, or individual directors. Shareholders or other interested parties who wish to communicate with the Board, a Board committee or any such other individual director or directors may do so by sending written communications addressed to the Board of Directors, a Board committee or such individual director or directors, c/o Corporate Secretary, Genuine Parts
2026 Proxy Statement 13

Company, 2999 Wildwood Parkway, Atlanta, Georgia 30339. This information is also available on the Company’s website at www.genpt.com. All communications will be compiled by the Secretary of the Company and forwarded to the members of the Board to whom the communication is directed or, if the communication is not directed to any particular member(s) of the Board, the communication shall be forwarded to all members of the Board of Directors.
Board of Directors and Committee Evaluations
In 2025, the Board and each of its committees conducted an annual self-evaluation process, which includes a qualitative assessment by each director of the performance of the Board and the committee or committees on which each director sits. The results of the self-evaluation process, and any recommendations for improvement in connection therewith, were reported to and discussed by the Board. The Board and each of its committees use the results and recommendations stemming from this self-evaluation process to support the Board’s oversight function, enhance its role as a strategic partner with management and improve its governance processes.
Board Oversight of Risk
The Company’s Board of Directors recognizes that, although risk management is primarily the responsibility of the Company’s management team, the Board plays a critical role in the oversight of risk. The Board believes that an important part of its responsibilities is to assess the major risks the Company faces and review the Company’s options for monitoring, mitigating, and controlling these risks. The Board assumes responsibility for the Company’s overall risk assessment.
The Board as a whole examines specific business risks in its regular reviews of the individual business units and also on a Company-wide basis as part of its regular strategic reviews. In addition to periodic reports from three committees (discussed below) about risks, the Board receives presentations throughout the year from various business units and management that include discussion of significant risks specific to such business unit. Periodically, at Board meetings, management discusses matters of particular importance or concern, including any significant areas of risk requiring Board attention.
The Audit Committee has specific responsibility for oversight of risks associated with financial accounting and audits, internal control over financial reporting, and information technology (''IT") and cyber security risk. The Audit Committee monitors and reviews applicable enterprise risks identified as part of the Company’s enterprise risk management program, including the Company’s risk assessment and management policies, the Company’s major financial risk exposure and cyber and information security exposure and the steps taken by management to monitor and mitigate such exposure. The Audit Committee receives regular updates specific to the Company’s cyber security program and IT security risk, including descriptions of mitigation and incident response plans and overviews of awareness and training programs. The full Board receives periodic updates from the Audit Committee Chair on cyber security and IT security risk and mitigation strategies and also receives periodic updates directly from the Chief Information and Digital Officer and Chief Information Security Officer.
The Compensation and Human Capital Committee oversees the risks relating to the Company’s compensation policies and practices, management development, talent strategy and leadership succession. The Compensation and Human Capital Committee annually reviews with management the design and operation of the Company’s incentive compensation arrangements for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Company. In advance of such review, the Company identifies internal and external factors that comprise the Company’s primary business risks, and management compiles an inventory of incentive compensation arrangements, which are then summarized for the Compensation and Human Capital Committee and reviewed for the purpose of identifying any aspects of such programs that might encourage behaviors that could exacerbate the identified business risks. In conducting this assessment for 2025, the Compensation and Human Capital Committee considered the performance objectives and target levels used in connection with these incentive awards and also the features of the Company’s compensation program that are designed to mitigate compensation-related risk. Based on such assessment, the Compensation and Human Capital Committee concluded that the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.
The Nominating and ESG Committee oversees the risks relating to the Company's environmental policies and initiatives, corporate social responsibility efforts, corporate governance practices, director succession planning, board and committee composition, and related person transactions.
Code of Conduct and Ethics
The Board of Directors has adopted a Code of Conduct for Employees, Contract and/or Temporary Workers, and Directors and a Code of Conduct for Senior Financial Officers, both of which are available on the Company’s website at www.genpt.com. These Codes of Conduct comply with NYSE and Securities and Exchange Commission (the “SEC”) requirements, including procedures for the confidential, anonymous submission by employees or others of any complaints
2026 Proxy Statement 14

or concerns about the Company or its accounting, internal accounting controls or auditing matters. The Company will post any amendments to or waivers from the Code of Conduct (to the extent applicable to the Company’s executive officers and directors) on its website.
Supply Chain Responsibility and Human Rights
To help ensure the products we distribute are manufactured and delivered with high ethical standards, our Supplier Code of Conduct and our Human Rights Policy focus on responsible sourcing throughout our supply chain. Our supplier expectations and human rights policy include the Company's commitment to providing a safe and fair workplace that upholds and respects international human rights standards. These principles are applicable to all Company teammates and are approved and monitored by the Company's executive leadership. For more information on our commitment to uphold Human Rights everywhere we do business, we invite you to view our Human Rights policy at: www.genpt.com.
Insider Trading Policy
We have adopted an Insider Trading Policy that governs the purchase, sale and/or other dispositions of our securities by directors, officers and employees that is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the New York Stock Exchange listing standards applicable to us. A copy of our Insider Trading Policy is filed as Exhibit 19 to our Annual Report on Form 10-K.
Anti-Hedging and Anti-Pledging Policies
Pursuant to our Insider Trading Policy, our directors, officers and employees are prohibited from purchasing financial instruments, or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company common stock, such as prepaid variable forward contracts, equity swaps, collars, forward sale contracts and exchange funds. Additionally, our directors and executive officers are prohibited from pledging Company stock as collateral for a loan.
Policies and Practices Related to the Timing of Equity Awards
Pursuant to our compensation programs, we may grant stock options to certain employees from time to time; however, no stock options have been granted since 2017. Although we have not adopted a formal policy regarding the timing of equity award grants, including stock option grants, the Compensation and Human Capital Committee generally approves equity award grants during a regularly scheduled meeting in the first quarter of the fiscal year. The Compensation and Human Capital Committee does not grant equity awards in anticipation of the release of material nonpublic information, nor is the timing of disclosures of material nonpublic information based on equity award grant dates.
Environmental & Social Responsibility
The Company is committed to operating all aspects of its business with integrity, contributing to our local communities in a multitude of meaningful ways, promoting a culture of inclusion, and using our natural resources thoughtfully and responsibly. These and other sustainability matters are core to how we run our business and align closely with our corporate values. The Nominating and ESG Committee has primary oversight responsibility for all sustainability initiatives of the Company. This oversight includes receiving regular reports from management on sustainability strategy and initiatives as well as feedback from engagements with shareholders and stakeholders on various sustainability-related topics. As appropriate, the full Board receives reports on our sustainability initiatives, including a discussion of our sustainability communications and disclosures as well as regular updates on our sustainability progress.
Our 2025 Sustainability Report can be found on the investor page of our website, www.genpt.com, and describes key corporate social responsibility and sustainability topics relevant to the Company, our initiatives related to those topics, and our progress with respect to those initiatives.
Stakeholder Engagement
Our stakeholders consist of many individuals and groups across our value chain and beyond who are affected by our activities. We actively engage with internal and external stakeholders through a variety of channels to help us achieve our goal to be a world-class service organization. We strongly believe that the continued success of our sustainability programs requires being responsive to the feedback from our employees, investors, suppliers, partners, communities and customers.
We approach stakeholder engagement as an integrated, year-round process. We actively solicit stakeholder feedback on all aspects of our business and incorporate stakeholder perspectives into our discussions and decision-making.
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Stakeholder Engagement Program
In 2025, we reached out to our top 25 shareholders to get their input on our sustainability and corporate governance disclosures and initiatives. Our discussions during this engagement program in the areas of corporate governance, executive compensation, and environmental and social responsibility practices have been an important part of our Board discussions and have influenced many decisions in these areas. We plan to continue our engagement program to better understand key perspectives and opportunities of focus in these areas.
Board Attendance
The Company’s Corporate Governance Guidelines provide that all directors are expected to attend all meetings of the Board and the Board Committees on which they serve and are also expected to attend the annual meeting of shareholders. During 2025, the Board of Directors held five meetings, all of which were attended by our directors. All committee members attended all of the committee meetings on which they served. All of the Company’s directors attended the Company’s 2025 Annual Meeting.
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Board Committees
The Board has four standing Committees. Information regarding the functions of the Board’s Committees, their membership and the number of meetings held by each Committee during 2025 is set forth below:

Director	Nominating and ESG	Compensation and Human Capital	Audit	Executive
Elizabeth W. Camp(1)			Member
Matthew Carey			Member
Court Carruthers		Member
Richard Cox, Jr.(2)	Member
Paul D. Donahue				Chair
Gary P. Fayard(3)			Member
P. Russell Hardin (Lead Independent Director)	Member			Member
John R. Holder (4)		Member
Donna W. Hyland		Chair
John D. Johns (5)			Member	Member
Jean-Jacques Lafont
Robert C. “Robin” Loudermilk, Jr. (6)	Member
Wendy B. Needham (7)			Chair
Juliette W. Pryor	Chair
Darren M. Rebelez (8)	Member	Member
Laurie Schupmann			Member
William P. Stengel, II				Member
Charles K. Stevens, III			Chair	Member
TOTAL MEETINGS HELD IN 2025	4	4	6	2
(1)     Elizabeth B. Camp served as a member of the Audit Committee until her retirement on April 29, 2025.
(2)     Richard Cox, Jr. became a member of the Nominating and ESG Committee on September 4, 2025. Up until that date, he was a member of the Audit Committee.
(3)     Gary P. Fayard served as a member of the Audit Committee until his retirement on April 29, 2025.
(4)     John R. Holder served as a member of the Compensation and Human Capital Committee until his retirement on September 4, 2025.
(5)     John D. Johns served as Lead Independent Director and as a member of the Audit Committee and Executive Committee until his retirement on April 29, 2025.
(6)     Robert C. Loudermilk Jr. served as a member of the Nominating and ESG Committee until his retirement on September 4, 2025.
(7)     Wendy B. Needham served as Chair of the Audit Committee until her retirement on April 29, 2025.
(8)     Darren M. Rebelez became a member of the Compensation and Human Capital Committee on April 29, 2025. Up until that date, he was a member of the Nominating and ESG Committee.
Audit Committee.    The Audit Committee’s main role is to assist the Board of Directors with oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence and (4) the performance of the Company’s internal audit function and independent auditors. As part of its duties, the Audit Committee assists in the oversight of (a) management’s assessment of and reporting on the effectiveness of internal control over financial reporting, (b) the independent auditor’s integrated audit, which includes expressing an opinion on the conformity of the Company’s audited financial statements with United States generally accepted accounting principles, (c) the independent auditor’s audit of the Company’s internal control over financial reporting, which includes expressing an opinion on the effectiveness of the Company’s internal control over financial reporting, (d) the Company’s risk assessment and risk management, and (e) the Company’s cyber security program. (See also “Board Oversight of Risk” above.) The Audit Committee oversees the Company’s accounting and financial reporting processes and has the authority and responsibility for the appointment, retention and oversight of the Company’s independent auditors, including pre-approval of all audit and non-audit services to be performed by the independent auditors. The Audit Committee annually reviews and approves the firm to be engaged as independent auditors for the Company for the next fiscal year, reviews with the independent auditors the plan and results of the audit engagement, reviews the scope and results of the Company’s procedures for internal auditing and monitors the design and maintenance of the Company’s internal accounting controls. Additionally, as noted above, the Audit Committee oversees the Company’s cyber security program and receives regular updates from the Chief Information and Digital
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Officer and the Chief Information Security Officer on cyber risk and mitigation initiatives including incident response plans and preparedness, reviews of simulations and table top exercises, disaster recovery and business continuity, and cyber awareness and training. The Committee also receives regular updates on the status of the Company's cyber security insurance as well as cyber security program maturity, peer analyses and audit results by third party firms that evaluate the Company's program using the National Institute of Standards and Technology ("NIST") cyber security framework. The Audit Committee Report appears later in this proxy statement. The charter of the Audit Committee is available on the Company’s website at www.genpt.com.
The members of the Audit Committee during 2025 were Charles K. Stevens, III (Chair), Laurie Schupmann, Richard Cox, Jr. (through September 4, 2025), and Matthew Carey (beginning on September 4, 2025). All members of the Audit Committee are independent of the Company and management, as required by the NYSE listing standards and SEC requirements. The Board has determined that all members of the Audit Committee meet the financial literacy requirements of the NYSE corporate governance listing standards. During 2025, the Audit Committee held six meetings. The Board of Directors determined that Ms. Schupmann and Mr. Stevens met the requirements adopted by the SEC for qualification as an “audit committee financial expert.”
Compensation and Human Capital Committee.    The Compensation and Human Capital Committee is responsible for (1) determining and evaluating the compensation of the Chief Executive Officer and other executive officers and key employees and approving and monitoring our executive compensation plans, policies, and programs, (2) developing and advising on succession planning for key executive roles within the Company, including the CEO role, and (3) oversight of the Company's corporate culture, talent strategy and human capital management initiatives. The Compensation and Human Capital Committee also periodically reviews and evaluates the risk involved in the Company’s compensation policies and practices and the relationship of such policies and practices to the Company’s overall risk and management of that risk. The members of the Compensation and Human Capital Committee during 2025 were Donna Hyland (Chair), Darren M. Rebelez (after April 29, 2025), John Holder (through September 4, 2025), and Court Carruthers (after September 4, 2025). Under its charter, the Compensation and Human Capital Committee has the authority to delegate its duties and responsibilities to subcommittees as it deems necessary or advisable. The charter of the Compensation and Human Capital Committee is available on the Company’s website at www.genpt.com.
For 2025, the Compensation and Human Capital Committee retained an independent compensation consultant, Meridian Compensation Partners, LLC, ("Meridian") to assist it in its review of executive compensation practices, including the competitiveness of pay levels, design issues, market trends and technical considerations. During the year, Meridian assisted the Compensation and Human Capital Committee with the development of competitive market data for executives and a related assessment of the Company’s executive compensation levels, consulted with the Compensation and Human Capital Committee regarding the Company’s incentive compensation plans, and also provided legislative and regulatory updates and guidance regarding reporting of executive compensation under the SEC’s proxy disclosure rules. Our President and Chief Executive Officer, with input from our Executive Vice President and Chief Financial Officer, Executive Vice President and Chief People Officer, and Meridian, recommended to the Compensation and Human Capital Committee base salary, target bonus levels, actual bonus payouts and long-term incentive grants for our senior executives that were backed by market data and were aligned with the Company's talent and business strategies. The Compensation and Human Capital Committee considered, discussed, modified as appropriate, and took action on such proposals. The Compensation and Human Capital Committee has agreed that Meridian will play a similar role for 2026.
The Compensation and Human Capital Committee annually considers whether the work of any compensation consultant raised any conflict of interest. For 2025, the Compensation and Human Capital Committee considered various factors, including the six factors mandated by SEC rules, and determined that with respect to executive and director compensation-related matters, no conflict of interest was raised by the work of Meridian. The Compensation and Human Capital Committee also considers the six independence factors mandated by SEC rules before engaging any other compensation advisers.
Nominating and ESG Committee. The Nominating and ESG Committee is responsible for (1) identifying and evaluating potential director nominees for election to the Board and recommending candidates for consideration by the Board and shareholders, (2) developing and recommending to the Board a set of Corporate Governance Guidelines, as well as periodically reevaluating those Corporate Governance Guidelines, (3) overseeing and guiding the strategy of the Company's sustainability and governance initiatives, (4) overseeing the evaluation of the Board of Directors. The members of the Nominating and ESG Committee during 2025 were Juliette Pryor (Chair), P. Russell Hardin, Darren M. Rebelez (through April 29, 2025), Robin Loudermilk (through September 4, 2025), and Richard Cox, Jr. (after September 4, 2025). The charter of the Nominating and ESG Committee is available on the Company’s website at www.genpt.com.
Executive Committee.    The Executive Committee is authorized, to the extent permitted by law, to act on behalf of the Board of Directors on all matters that may arise between regular meetings of the Board upon which the Board of Directors would be authorized to act. The members of the Executive Committee during 2025 were Paul Donahue (Chair), John D. Johns (through April 29, 2025), P. Russell Hardin (after April 29, 2025), Charles K. Stevens, III and William P. Stengel, II.
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Security Ownership of Certain Beneficial Owners
The following table sets forth information as of February 18, 2026, as to all persons or groups known to the Company to be beneficial owners of more than five percent of the outstanding common stock of the Company.

Title of Class	Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Common Stock, $1.00 par value	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	17,549,163(1)	12.6%
Common Stock, $1.00 par value	Blackrock, Inc. 50 Hudson Yards New York, NY 10001	12,094,147(2)	8.7%
Common Stock, $1.00 par value	State Street Corporation State Street Financial Center 1 Congress Street, Suite Boston, MA 02114	7,974,228(3)	5.7%
(1)    This information is based upon information included in a Schedule 13G/A filed on February 13, 2024 by The Vanguard Group. The Vanguard Group reports shared voting power with respect to 178,678 shares, sole dispositive power with respect to 16,931,912 shares and shared dispositive power with respect to 617,251 shares.
(2)    This information is based upon information included in a Schedule 13G/A filed on July 17, 2025 by Blackrock, Inc. Blackrock, Inc. reports sole voting power with respect to 10,390,149 shares and sole dispositive power with respect to all 12,094,147 shares. According to the filing, the reported shares are held by Blackrock, Inc. through subsidiaries.
(3)    This information is based upon information included in a Schedule 13G filed on January 29, 2024 by State Street Corporation. State Street Corporation reports shared voting power with respect to 5,518,881 and shared dispositive power with respect to 7,969,652 shares. According to the filing, the reported shares are held by State Street Corporation through subsidiaries.

2026 Proxy Statement 19

Security Ownership of Directors and Officers
Based on information provided to the Company by the named persons, set forth in the table below is information regarding the beneficial ownership of common stock of the Company held by the Company’s directors and director nominees, the named executive officers (as defined in “Executive Compensation” below) and all directors, director nominees and executive officers of the Company as a group as of February 18, 2026:

Director/Nominee/Executive Officer	Shares of Common Stock Beneficially Owned(1)	Percentage of Common Stock Outstanding
Matthew Carey	896(2)	*
Court Carruthers	896(3)	*
Richard Cox, Jr.	14,415(4)	*
P. Russell Hardin	20,573(5)	*
James Howe	3,646(6)
Donna W. Hyland	25,935(7)	*
Jean-Jacques Lafont	17,629(8)	*
Naveen Krishna	7,391(9)	*
Alain Masse	2,463(10)	*
Bert Nappier	24,621(11)	*
Juliette W. Pryor	11,303(12)	*
Darren M. Rebelez	3,759(13)	*
Laurie Schupmann	1,649(14)	*
William P. Stengel, II	35,794(15)	*
Charles K. Stevens, III	2,914(16)	*
Directors, Nominees, and Executive Officers as a Group (15 persons)	173,884(17)	*
*    Less than 1%
(1)    Information relating to the beneficial ownership of Common Stock by directors and executive officers is based upon information furnished by each such individual using “beneficial ownership” concepts set forth in rules promulgated by the SEC. Except as indicated in other footnotes to this table, directors and executive officers possessed sole voting and investment power with respect to all shares set forth by their names. The table includes, in some instances, shares in which members of a director’s or executive officer’s immediate family or trusts or foundations established by them have a beneficial interest and as to which the director or executive officer disclaims beneficial ownership.
(2)    Includes 896 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement.
(3)    Includes 896 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement.
(4)    Includes 7,313 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (ii) 5,030 shares of Common Stock equivalents held in Mr. Cox’s stock account under the Directors’ Deferred Compensation Plan.
(5)    Includes (i) 7,313 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (ii) 8,021 shares of Common Stock equivalents held in Mr. Hardin’s stock account under the Directors’ Deferred Compensation Plan.
(6)     Does not include 16,056 unvested restricted stock units and 9,529 unvested performance restricted stock units.
(7)    Includes (i) 7,313 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (ii) 10,030 shares of Common Stock equivalents held in Ms. Hyland’s stock account under the Directors’ Deferred Compensation Plan.
(8)    Includes 7,313 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement.
(9)    Does not include 19,009 unvested restricted stock units and 17,224 unvested performance restricted stock units.
(10) Does not include 17,442 unvested restricted stock units and 8,435 unvested performance restricted stock units.
(11)    Does not include 23,836 unvested restricted stock units and 27,418 unvested performance restricted stock units.
(12)    Includes (i) 7,313 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (ii) 3,990 shares of Common Stock equivalents held in Ms. Pryor's stock account under the Directors’ Deferred Compensation Plan.
2026 Proxy Statement 20

(13)    Includes 3,759 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement.
(14)    Includes 1,649 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement.
(15)    Does not include 56,694 unvested restricted stock units and 66,561 unvested performance restricted stock units.
(16)    Includes 2,914 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement.
(17)    Includes (i) 27,071 shares held as Common Stock equivalents in directors’ stock accounts under the Directors’ Deferred Compensation Plan.

2026 Proxy Statement 21

Executive Compensation
Compensation Discussion and Analysis
In this section, an overview and analysis is provided of our executive compensation programs and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Later in this proxy statement under the heading “Additional Information Regarding Executive Compensation” is a series of tables containing specific information about the compensation earned or paid in 2025 to the following individuals, who are referred to as our “named executive officers” or “NEOs”:

William P. Stengel, II Chair-Elect & Chief Executive Officer	Bert Nappier, Executive Vice President & Chief Financial Officer	Naveen Krishna, Executive Vice President & Chief Information & Digital Officer

Alain Masse, President, North America Automotive	James Howe, President, Motion

The discussion below is intended to explain the information provided in the detailed compensation tables at the end of this section in order to put that information into context within the Company’s overall compensation program.
2025 In Brief
During 2025, the Compensation and Human Capital Committee (the “Committee”) took actions consistent with our pay-for-performance program in order for actual compensation earned by executives to reflect the performance of the Company. Highlights of our performance for 2025 are as follows:
•    Net sales of $24.3 billion, up 3.5% from prior year, and 100% of our annual incentive target.
•Adjusted EBITDA of $2,005,602 which was 95% of our annual incentive target.
•The working capital goal for 2025 was achieved.
•The Company's one-year total shareholder return in 2025 was approximately 9%, which is slightly below its long-term shareholder return target of 10-13%. The Company remains focused on the execution of its ongoing growth and productivity initiatives which are designed to increase shareholder value. In 2025, the Company continued its disciplined approach to capital allocation with $470 million invested in capital expenditures to modernize supply chains and enhance technology capabilities, accompanied by $318 million in strategic acquisitions, while also returning $564 million in capital to shareholders through the Company's dividend.
Incentive Plan Payouts
As a result of the above and other performance results, 2025 incentive payouts were below target (except for Mr. Howe, whose incentive payout was slightly above target).
•    Payouts of 2025 annual incentive awards for Messrs. Stengel, Nappier and Krishna were 96% of the total target.
•    Payout of Mr. Masse's annual incentive award was prorated to reflect the time in each role he held in 2025. For January - July when Mr. Masse served as President, UAP, the payout was 86% of his target amount. For August - December, when he served as President, North America Automotive, the payout was 83% of his target amount.
•    Payout of Mr. Howe's 2025 annual incentive award was 103% of the total target amount.
2026 Proxy Statement 22

•The performance-based restricted stock units granted in 2023, which are earned based on achievement of a cumulative three-year Adjusted EBITDA target (weighted at 85%) and a three-year average Return on Invested Capital (ROIC) target (weighted at 15%) were earned at 42% for each NEO. Earned units will vest and be settled in shares of common stock on May 1, 2026.
2025 Pay Opportunities
In early 2025, the Committee evaluated the base salaries and target compensation opportunities of the executive officers as a group relative to the size-adjusted 50th percentile of market data. Based on this review, the Committee approved base salary increases of 2.5% for all named executive officers, except Mr. Howe, who received an adjustment of 15% to his base salary to bring his compensation closer to market median. Mr. Howe received an additional 15% adjustment to his base salary effective August 18, 2025 to recognize exceptional performance and to continue to bring his compensation closer to market median. Effective August 1, 2025, to recognize increased responsibilities in connection with his new role as President, North America Automotive, as well as a shift from Canadian market compensation standards to those aligned with the U.S. market, Mr. Masse received a base salary increase of 60%, along with an increase in his annual bonus target to 90% of his base salary.
Annual long-term incentive awards were granted to our executive officers in the form of Performance Restricted Stock Units (“PRSUs”) and Restricted Stock Units (“RSUs”).
•Payouts for PRSUs granted in 2025 are based on achievement of a cumulative three-year Adjusted EBITDA target and a three-year average Return on Invested Capital (ROIC) target and have a three-year cliff vesting period.
•RSUs vest annually over a three-year period, with one third of RSUs vesting on each anniversary of the grant date.
In addition to our annual grants of PRSUs and RSUs described above, additional retention RSUs were granted to our executive officers on September 4, 2025 upon the recommendation of the Committee following consultation with the Committee's compensation Consultant, Meridian, and in connection with the Company's announcement regarding the continuation of its review of operational and strategic value creation initiatives. The retention RSUs cliff vest on the third anniversary of the grant date, September 4, 2028.
Best Practices
Our compensation programs are designed to reflect a “best practices” approach to pay and governance:
•    We evaluate the competitiveness of target pay opportunities for base salary, target bonus and long-term incentives and total direct compensation relative to the size-adjusted 50th percentile of the market data.
•    Our long-term incentives have meaningful vesting requirements, with RSUs vesting annually over a three-year period and PRSUs vesting based on achievement of performance goals following a three-year performance period.
•    A high percentage of our CEO's and other NEO's compensation is performance-based and/or tied to stock price.
•    Meaningful stock ownership guidelines align our executive officers' long-term interests with those of our shareholders.
•    A right to clawback incentive-based awards under the Company's clawback policy.
•    No tax gross-ups for perquisites or benefits other than relocation.
•    No re-pricing of long-term incentive awards.
•    We pay dividend equivalents on performance-based restricted stock units only to the same extent and at the same time such units are earned through performance.
•    Anti-hedging and anti-pledging policies.
•    Change-in-control agreements and executive severance agreements do not provide for any excise tax gross ups.
•    Grants of long-term incentives are subject to “double-trigger” vesting upon a change in control.
Consideration of Last Year’s Advisory Shareholder Vote on Executive Compensation
At the 2025 Annual Meeting of Shareholders, approximately 94% of the shares present and entitled to vote were cast in support of the compensation of the Company’s named executive officers.
The Board and the Committee considered the strong shareholder support of the compensation paid to our named executive officers evidenced by the results of this advisory vote, and anticipate maintaining the core structure of our executive compensation program for 2026. Future advisory votes on executive compensation will continue to serve as an important tool to guide the Board and the Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its shareholders.
2026 Proxy Statement 23

Compensation Philosophy and Objectives
Our overall goal in compensating executive officers is to attract, retain and motivate key executives of superior ability who are critical to our future success. We believe that short-term and long-term incentive compensation opportunities provided to executive officers should be directly aligned with our performance, and our compensation is structured to ensure that a significant portion of executives’ compensation opportunities is directly related to achievement of financial and operational goals and other factors that increase shareholder value.
Our compensation decisions with respect to executive officer salaries and short-term and long-term incentive compensation opportunities are influenced by (a) the executive’s level of responsibility and function within the Company, (b) the overall performance and profitability of the Company, (c) our assessment of the competitive marketplace, including other peer companies, and (d) the economic environment. Our philosophy is to focus on total direct compensation opportunities through a mix of base salary, annual cash bonus and long-term incentives, including stock-based awards.
We also believe that the best way to directly align the interests of our executives with the interests of our shareholders is to make sure that our executives acquire and retain a significant level of stock ownership throughout their tenure with the Company. Our compensation program pursues this objective in two ways: through our equity-based long-term incentive awards and our stock ownership guidelines for our senior executives, as described in more detail below.
2025 Variable versus Fixed Compensation
The following charts show the allocation of the current CEO's and other NEOs' 2025 base salary and target short-term and long-term incentive compensation opportunities (including retention compensation) between fixed and performance-based compensation (at target levels).

2025 Short-Term versus Long-Term Incentive Compensation:
The following table reflects each NEO's annual short-term and long-term incentive compensation opportunities (at target) as a percentage of each NEO's base salary.

Name	Short-Term Incentive Opportunity	Long-Term Incentive Opportunity
Stengel	150%	950%
Nappier	90%	495%
Krishna	80%	466%
Masse(1)	81%	495%
Howe(2)	87%	439%
(1)    Mr. Masse's target short-term incentive opportunity was 75% of base salary, prorated for the time in his role as President UAP from January through July and 90% of base salary, prorated for the time in his role as President, North America Automotive, from August through December. Mr. Masse's long-term incentive target value was also increased in connection with his promotion to President, North America Automotive.
(2)    Mr. Howe's target short-term incentive opportunity was 85% of base salary, prorated from January through August 17 and 90% of base salary, prorated from August 18 through December.
2026 Proxy Statement 24

In addition to the annual long-term incentive opportunity set forth above, each NEO also received a grant of retention RSUs with a grant date value of $3 million for Mr. Stengel and $1.5 million for each other NEO, each subject to a three-year cliff vesting period. These retention grants were provided to retain key executive talent and ensure continuity of the Company's businesses during periods of potentially significant organizational changes.
Overview of Executive Compensation Components
The Company’s executive compensation program consists of several compensation elements, as described in the table below.

Pay Element	What the Pay Element is Designed to Reward	Objective of the Pay Element	Why We Choose to Pay Each Element
Base Salary	Core competence in the executive role relative to skills, experience and contributions to the Company	Provide fixed compensation based on competitive market practice	Provide a standard element of competitive market pay
Annual Cash Incentive	Contributions toward the Company’s achievement of specified Adjusted EBITDA, net sales and working capital goals	Provide annual performance-based cash based on meeting critical annual goals that lead to our long-term success	Motivate achievement of critical annual performance goals
Long-Term Incentives
Performance Restricted Stock Units (PRSUs):
•  Adjusted Earnings per Share and ROIC performance determine the number of PRSUs that are earned
•  Focus on the Company’s total share price and dividend return to shareholders
•  Continued employment with the Company during the three-year performance and vesting period
Restricted Stock Units (RSUs):
•  Focus on the Company’s total share price and dividend return to shareholders
•  Continued employment with the Company during a three- year graded vesting period

The combination of RSUs and PRSUs provides a blended long-term focus on:

•  Sustained stock price performance

•  Achievement of Adjusted Earnings per Share and ROIC targets

•  Executive ownership of our stock

•  Executive retention in a challenging business environment and competitive labor market
Align executives’ interests with those of shareholders and enhance their retention
Retention Incentives	Restricted Stock Units (RSUs): • Focus on the Company's total share price and dividend return to shareholders • Continued employment with the Company during a three-year cliff vesting period	Retain executives during the entire three-year cliff vesting period	Align executives' interests with those of shareholders and enhance their retention
Retirement Benefits Plans are described in detail later in this proxy statement under the heading “Additional Information Regarding Executive Compensation”
Executives are eligible to participate in employee benefit plans available to all employees as well as:

•   Tax Deferred Savings Plan: Rewards saving for retirement

•   Supplemental Retirement Plan (SRP): Provides executive retirement benefits and rewards executives for continued employment

•  Tax Deferred Savings Plan: Provide a voluntary tax-deferred retirement savings vehicle for our executive officers

•  SRP: Provide additional non-qualified retirement benefits for our executive officers
Provide an opportunity for executives to receive additional non-qualified retirement benefits without the impact of limitations on compensation and contributions applicable to qualified retirement plans under the IRS Code
2026 Proxy Statement 25

Pay Element	What the Pay Element is Designed to Reward	Objective of the Pay Element	Why We Choose to Pay Each Element
Welfare Benefits
•   Executives participate in medical, health, life insurance and disability plans generally available to our employees

•   Continuation of welfare benefits may occur as part of severance upon certain terminations of employment
		Provide health and welfare benefits to our employees that are competitive within the marketplace	These benefits are part of our broad-based total rewards program
Additional Benefits and Perquisites	• CEO: Corporate aircraft usage for business and personal travel • CEO: Selected club membership • NEOs: Tax and financial planning services None of the items have a tax reimbursement provision
Accommodate health, security, availability and efficiency concerns

Facilitate the CEO’s role as a Company representative in the community

Reduce the amount of time and attention that our executives must spend on personal tax and financial planning
Allows our executives to focus on their responsibilities to GPC and maximize the financial reward of the compensation we provide
Change in Control and Termination Benefits	Continued employment in the event of an actual or threatened change in control. Provides severance benefits if an officer’s employment is terminated within two years after a change in control. No excise tax gross-ups are provided	Retain executives and provide continuity of management in the event of an actual or threatened change in control	Maintain a stable executive organization in the face of the uncertainty of an actual or threatened change in control
Severance Benefits	Continued employment during periods of potentially significant organizational changes or other important times when an officer's continued employment with the Company may be uncertain	Retain executives and provide continuity during periods of potentially significant organizational changes or other important times when an officer's continued employment with the Company may be uncertain	Maintain a stable executive organization outside of an actual or threatened change in control
The use of these programs enables us to reinforce our pay for performance philosophy, as well as strengthen our ability to attract and retain highly qualified executives. We believe that this combination of programs provides an appropriate mix of fixed and variable pay, balances incentives for short-term operational performance and alignment with long-term shareholder value creation, and encourages executive recruitment and retention.
Non-GAAP Measures
We refer to adjusted EBITDA, adjusted Earnings per Share (“EPS”) and return on invested capital (“ROIC”), which are non-GAAP financial measures, throughout this proxy statement because payouts under our annual incentive plan and long-term equity based incentives are based on achievement of performance goals related to these key financial metrics.
Adjusted EBITDA represents our net income before interest expense, net, income taxes and depreciation and amortization, adjusted to eliminate gain on sales of real estate, gain on insurance proceeds, product liability adjustment, and transaction and other costs. Adjusted EBITDA is an important measure used by management and our investors to assess our ongoing operating performance by removing items management believes are not representative of our operations and may distort our longer-term operating trends.
Adjusted Earnings per Share (“EPS”) means GAAP diluted earnings per share with adjustments as approved by the Compensation and Human Capital Committee of the Board of Directors.
We calculate ROIC by dividing adjusted net operating profit after tax (“Adjusted NOPAT”) by our average invested capital. Adjusted NOPAT is calculated by excluding net interest expense and certain items that are infrequent or not associated with our core operations. Average invested capital is calculated as the sum of (i) the average of our trade accounts receivable, net, excluding the impact of our accounts receivable sales agreement, (ii) the average merchandise inventories, net and (iii) the average property, plant and equipment, net; minus the average trade accounts payable. Averages are calculated for ROIC by adding the sum of invested capital for the last two years and dividing by two. ROIC is an important measure used by management and our investors to evaluate our investment returns on capital and measure how effectively we are deploying our assets.
2026 Proxy Statement 26

We do not, nor do we suggest investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.
2025 Compensation
Pay Philosophy and Competitive Standing
In general, we evaluate the competitiveness of compensation for our named executive officers relative to the size-adjusted 50th percentile of market data.
We also design our incentive plans to result in payouts that are commensurate with the Company’s performance for that year or period by establishing challenging, yet achievable, performance targets.
For 2025, with the assistance of the Committee’s compensation consultant, Meridian, we reviewed and analyzed competitive market data to be used as background for 2025 pay decisions and to obtain a general understanding of current compensation practices. This data was referenced when targeting the positioning for compensation discussed above. Data sources included public company proxy statements as well as external compensation surveys.
We compared compensation opportunities for our named executive officers with pay opportunities available to executive officers in comparable positions at similar companies (our “Comparison Group”). For 2025, the Comparison Group included companies from industry segments in which we compete: automotive parts, industrial parts, and specialty retail. The Comparison Group companies used in 2025 are shown below. While the companies are either larger or smaller than us, Meridian size-adjusts the data to our revenue size. The list of companies below is reevaluated annually to take into account changes in our own operations, our size and our industry. In late 2024 Meridian performed an in-depth review of our Comparison Group, including a review of the industries included and the revenues and margins of potential companies. Following this review, there were no changes to the Comparison Group for 2025.

Adient plc	Fastenal Company
Advance Auto Parts, Inc.	Henry Schein, Inc.
Applied Industrial Technologies, Inc.	Lear Corporation
Arrow Electronics, Inc.	LKQ Corporation
AutoNation, Inc.	MSC Industrial Direct Co., Inc.
AutoZone, Inc.	O'Reilly Automotive, Inc.
Avent, Inc.	Parker-Hannifin Corporation
CarMax, Inc.	Performance Food Group
CDW Corporation	Penske Automotive
Cummins Inc.	US Foods Holding Corp.
Dollar General Corporation	WESCO International
Dollar Tree, Inc.	W.W. Grainger, Inc.

2025 Base Salary
Our base salary levels reflect a combination of factors, including our compensation philosophy discussed above, the executive’s experience and tenure, our overall annual budget for both pay increases and pre-tax profit, and the executive’s individual performance and changes in responsibility. We review salary levels annually to recognize these factors.
The following table provides the aggregate base pay increases during 2025:

Executive	2025 Base Salary Increase
Stengel	2.5%
Nappier	2.5%
Krishna	2.5%
Masse(1)	65.1%
Howe(2)	30.0%
(1)    Effective April 1, 2025, Mr. Masse received an adjustment of 2.5% to his base salary. Effective August 1, 2025, in recognition of his new role as President, North America Automotive, Mr. Masse received an additional base salary increase of 62.6%, which reflected the substantial expansion of his role and responsibilities, including transitioning from leading a Canadian automotive business unit to overseeing the entire North America
2026 Proxy Statement 27

automotive business. The increase also accounts for the shift from Canadian market compensation standards to those aligned with the U.S. market. The increase ensures competitive positioning consistent with the broader responsibilities and the geographic market where the executive is based. Amounts in Canadian dollars from January 1- July 31, 2025 were converted to U.S. dollars at an average daily exchange rate of $0.71287 per Canadian dollar to U.S. dollar.
(2)    Effective April 2, 2025, Mr. Howe received an adjustment of 15% to his base salary to bring his compensation closer to market median. Mr. Howe received an additional 15% adjustment to his base salary effective August 18, 2025 to recognize exceptional performance and to continue to bring his compensation closer to market median.
2025 Annual Incentive Plan
Our annual incentive plan (the “Annual Incentive Plan”) provides our executive officers with an opportunity to earn annual cash bonuses based on our achievement of certain pre-established performance goals. The Committee sets target bonus opportunities for each named executive officer to be earned based on achievement of such goals. Similar to the process for setting base salaries, we consider a combination of factors in establishing the annual target bonus opportunities for our named executive officers. Target bonus opportunities for 2025 were set as a percentage of each named executive officer’s base salary.

Executive	Business Unit	2025 Annual Incentive Target
Stengel	GPC Corporate	150.0%
Nappier	GPC Corporate	90.0%
Krishna	GPC Corporate	80.0%
Masse(1)	North America Automotive	81.0%
Howe(2)	Motion	87.0%
(1)    Mr. Masse's annual incentive target was 75% of base salary, prorated for the time in his role as President UAP from January through July and 90% of base salary, prorated for the time in his role as President, North America Automotive, from August through December.
(2)    Mr. Howe's annual incentive target was 85% of base salary prorated from January - August 17 and 90% of base salary prorated from August 18 - December 31, 2025.
For 2025, performance metrics under our Annual Incentive Plan were Adjusted EBITDA, net sales and working capital goals for all named executive officers. We set the performance goals for 2025 bonus opportunities at levels that are intended to be challenging yet achievable, and reflect better than average growth within our competitive industry.
Performance criteria and relative weights for 2025 are shown below for each executive. The goals for each executive are intended to have a strong correlation with long-term shareholder value creation. Goals for Corporate, Automotive, and Industrial are each set based upon (i) prior year performance by store, branch, and/or distribution center; (ii) the overall economic outlook of the region served by a particular store, branch, and/or distribution center; and (iii) specific market conditions.

Performance Goal	2025 Weight of Goal by Executive
	Stengel, Nappier, Krishna (1)	Masse, Howe (2)(3)
Adjusted EBITDA	70%	50%
Sales	20%	40%
Working capital improvement	10%	10%
Total	100%	100%
(1)    For Messrs. Stengel, Nappier and Krishna the performance goals related to the Company's overall performance.
(2)    For Mr. Masse, the performance goals related to UAP and North America Automotive performance.
(3) For Mr. Howe, the performance goals related to Motion performance.
The charts below summarize the 2025 Annual Incentive Plan performance goals for each business unit compared to actual results for each of the performance metrics Straight-line interpolation is used between data points.
Pursuant to the terms of the Annual Incentive Plan, the Committee has specific authority to adjust the financial performance upwards or downwards as appropriate to reflect the impact of items that were not included in setting performance targets and which are not reflective of ongoing operational results. In calculating Adjusted EBITDA for purposes of the 2025 Annual Incentive Plan, the Committee excluded the impact of losses associated with the bankruptcy of a key supplier to the Company’s Global Automotive division, which the Committee determined was an exceptional item not reflective of operational performance or indicative of ongoing operating results, given both the unusual circumstances and timing of the bankruptcy, which materially increased the challenges of mitigating the impact on results of the
2026 Proxy Statement 28

bankruptcy. The Committee excluded the impact of the bankruptcy on a formulaic basis, based on the actual and direct impact of the bankruptcy on the results.
2026 Proxy Statement 29

For additional information about the Annual Incentive Plan, please refer to the “Grants of Plan-Based Awards” table, which shows the threshold, target and maximum bonus amounts payable under the plan for 2025, and the Summary Compensation Table, which shows the actual amount of bonuses paid under the plan to our named executive officers for 2025.
2025 Long-Term Incentives
During 2025, the Compensation and Human Capital Committee granted annual long-term equity-based incentive compensation to our executive officers, with 60% of the grant date value awarded as Performance Restricted Stock Units ("PRSUs") and 40% of the grant date value awarded as Restricted Stock Units (“RSUs”). These grants align executive performance and achievement with shareholder interests.
•PRSUs represent the right to earn and receive a number of shares of our common stock in the future, based on the level of the Company’s Adjusted Earnings per Share (EPS) (weighted 85%) and ROIC (weighted 15%) performance for the 2025-2027 period as shown in the tables below. Straight line interpolation is used to determine the actual payout percentage.

Percent of Adjusted EPS Goal Achieved	% of Target Award Earned
115.0% or higher	200%
100.0%	100%
77.5%	25%
Less than 77.5%	0%

Percent of ROIC Goal Achieved	% of Target Award Earned
118.2% or higher	200%
95.5% - 104.5%	100%
77.3%	25%
Less than 77.3%	0%
•For the 2025 PRSU grant, earned PRSUs will vest on May 1, 2028, subject to continued employment. Dividends declared during the performance and vesting period are accrued and converted into additional shares of stock at the end of the vesting period based on earned PRSUs.
•RSUs represent the right to receive a number of shares of our common stock that vest one-third each year over a three-year vesting schedule. Dividends declared during the vesting period are accrued and converted into additional shares of stock at the end of each of the three vesting periods.
The sizes of grants to individual named executive officers were determined by considering the following factors:
•    Competitive market data, defined by the competitive award levels summarized in the annual executive compensation study;
2026 Proxy Statement 30

•    The officer’s responsibility level;
•    The officer’s specific function within the overall organizational structure;
•    The Company’s profitability, including consideration of the compensation cost associated with the awards; and
•    The number and amount of awards currently held by the executive officer (we continue to review this as part of our administration of stock ownership guidelines discussed below).
Following its review of the above factors, the Committee increased grant sizes for some executives in 2025 relative to prior years to enhance alignment with competitive market practice.
In addition to the annual long-term equity-based incentive compensation described above, each NEO also received a grant of retention RSUs with a grant date value of $3 million for Mr. Stengel and $1.5 million for each other NEO, which cliff vest on the third anniversary of the grant date, September 4, 2028.
Please refer to the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” tables and the related footnotes for additional information about long-term stock awards.
Severance and Change in Control Arrangements
Severance protections, including enhanced protections in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, the Company has entered into severance agreements and change in control agreements with each of the named executive officers. Information regarding these agreements and the benefits they provide is included in the Post Termination Payments and Benefits section of this Proxy Statement.
The Compensation and Human Capital Committee evaluates the level of severance benefits to each officer on a case-by-case basis and, in general, we consider these severance protections to be an important part of our executives’ compensation and consistent with competitive practices.
Providing severance benefits fosters retention of key executive talent and ensures continuity of the Company's businesses during periods of potentially significant organizational changes or other important times when their continued employment with the Company may be uncertain. In order to encourage our senior executive officers to remain employed with the Company during an important time when their continued employment may be uncertain, we provide our executive officers with severance benefits if the executive's employment is terminated by the Company without “cause” or by the executive for “good reason”. In exchange for these severance benefits, our executive officers also agreed to be bound by customary restrictive covenants, including non-competition (two years post-termination for our CEO and 18 months post-termination for our other NEOs) and non-solicitation (two years post-termination for all NEOs) covenants.
The potential occurrence of a change in control transaction would create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our senior executive officers to remain employed with the Company during an important time when their prospects for continued employment are often uncertain, we provide our executive officers with enhanced severance benefits if the executive’s employment is terminated by the Company without “cause” or by the executive for “good reason” in connection with a change in control. Because a termination by the executive for good reason may be conceptually the same as a termination by the Company without cause, and because in the context of a change in control, potential acquirers would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, it is appropriate to provide severance benefits in these circumstances.
The change in control agreements do not provide for any tax gross-ups with respect to excise taxes under Internal Revenue Code Section 4999 that may be due on such payments.
Factors Considered in Decisions to Materially Increase or Decrease Compensation
Market data intended to evaluate the competitiveness of compensation for our named executive officers relative to the size-adjusted 50th percentile, individual performance, retention needs, and internal pay equity have been the primary factors considered in decisions to adjust compensation materially. We do not target any particular weight for base salary, annual bonus and long-term incentive as a percent of total direct compensation. We tend to follow market practice in allocating between the various forms of compensation, but with greater emphasis on performance-based incentive bonus opportunities because doing so results in pay opportunity that is heavily performance-based, as shown below, and results in compensation that is directly aligned with Company performance, is market-competitive, and allows us to attract and retain competent executives.
2026 Proxy Statement 31

Stock Ownership Guidelines
We have adopted stock ownership guidelines for the named executive officers and for other key executives designated by the Compensation and Human Capital Committee. The ownership guidelines are reviewed at least annually by the Committee, which also has the authority to evaluate whether exceptions should be made for any executive on whom the guidelines would impose a financial hardship. The current guidelines as determined by the Committee include: (i) CEO — ownership equal to seven times prior year’s salary; (ii) Named Executive Officers — ownership equal to three times prior year’s salary; and (iii) Corporate Senior Vice Presidents and Subsidiary Presidents — ownership equal to one times the prior year’s salary.
The covered executives above have a period of five years in which to satisfy the guidelines from the date of appointment to a qualifying position. Shares counted toward this requirement will be based on shares beneficially owned by such executive (as beneficial ownership is defined by the SEC’s rules and regulations) including RSUs and PRSUs, but excluding unexercised options and measured against the average year-end stock price for the preceding three fiscal years. As of December 31, 2025, each of our executives is currently in compliance with the requirements established in these guidelines.
Clawback Provisions
The Board has adopted a clawback policy (the “Clawback Policy”) in order to comply with applicable laws and NYSE listing standards that requires the Company to clawback incentive-based compensation (subject to certain limited exceptions) in the event the Company issues a restatement of its financial statements, to the extent such incentive-based compensation received by the individual exceeds the amount the individual would have received based on the restated financial statements.
Role of Executive Officers in Determining Compensation
Our Chief Executive Officer recommends to the Compensation and Human Capital Committee base salary, target bonus levels, actual bonus payouts and long-term incentive grants for our senior officer group. For 2025, Mr. Stengel made these recommendations to the Committee based on input from the Company's Executive Vice President and Chief People Officer, as well as market data and analysis provided by our independent compensation consultant and qualitative judgments regarding individual performance. Mr. Stengel was not involved with any aspect of determining his own compensation.

2026 Proxy Statement 32

Compensation and Human Capital Committee Report
The Compensation and Human Capital Committee during 2025 was composed of three directors who were independent of the Company and management as required by the NYSE corporate governance listing standards and by SEC rules.
The Compensation and Human Capital Committee oversees the compensation programs of the Company on behalf of the Board. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this proxy statement.
In reliance on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.
Members of the Compensation and Human Capital Committee:
Donna W. Hyland (Chair)
Court Carruthers
Darren Rebelez
This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

2026 Proxy Statement 33

Additional Information Regarding Executive Compensation
2025 Summary Compensation Table

Name and Principal Position	Year	Salary($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
William P. Stengel	2025	1,018,750	9,749,973	1,474,129	440,023	180,604	12,863,479
President & Chief Executive Officer	2024	911,667	5,499,905	971,008	151,471	186,044	7,720,095
	2023	788,000	2,500,047	737,412	704,286	16,500	4,746,245
Bert C. Nappier	2025	743,438	3,700,026	645,453	N/A	17,500	5,106,417
Executive Vice President & Chief Financial Officer	2024	721,063	2,199,962	542,719	N/A	5,188	3,468,932
	2023	690,000	1,900,118	552,825	N/A	16,500	3,159,443
Naveen Krishna	2025	618,168	2,899,980	477,091	N/A	17,500	4,012,739
Executive Vice President and Chief Information and Digital Officer	2024	602,253	1,400,005	401,053	N/A	6,023	2,409,334
Alain Masse(4)	2025	520,980	2,505,016	355,207	1,673,249	556,461	5,610,913
President North America Automotive
James Howe	2025	578,125	2,650,068	540,571	447,750	17,500	4,234,014
President Motion
(1)    Represents the aggregate grant date fair value of awards determined in accordance with FASB ASC Topic 718. Grant date fair value for restricted stock units (“RSUs”) reflected in the Stock Awards column is based on the closing price of our common stock on the grant date. Grant date fair value for performance-based restricted stock units (“PRSUs”) reflected in the Stock Awards column is based on the closing price of our common stock on the grant date and the probable outcome of performance-based vesting conditions, excluding the effect of estimated forfeitures. Assuming achievement of the PRSU performance conditions at the highest levels (rather than at expected or target levels), the aggregate grant date fair value of awards reflected in this column for 2025 would be higher by the following amounts: Mr. Stengel, $4,049,955; Mr. Nappier, $1,319,994; Mr. Krishna, $839,943; Mr. Masse, $389,961; and Mr. Howe: $689,949;
(2)    Reflects the value of cash incentive bonuses earned under our Annual Incentive Plan. Mr. Masse's incentive bonus for 2025 was prorated as of August 1, 2025 to reflect his appointment to the position of President, North American Automotive.
(3)    Amounts reflected in this column for 2025 include 401(k) matching contributions for each named executive officer, excluding Mr. Masse. The amount shown for Mr. Masse includes relocation related expenses in the amount of $556,461. The amount shown for Mr. Stengel also includes his personal use of the company aircraft ($150,448) and club membership dues ($12,656). The incremental cost to the Company of the personal use of company aircraft is calculated based on the average variable operating costs to the Company. Variable operating costs include fuel costs, mileage, maintenance, crew travel expenses, catering and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of miles the Company aircraft flew to derive an average variable cost per mile. This average variable cost per mile is then multiplied by the miles flown for personal use to derive the incremental cost. The fixed costs that do not change based on usage, such as pilot salaries, the lease costs of the company aircraft, hangar expense for the home hangar, and general taxes and insurance are excluded from the incremental cost calculation. When Company aircraft is being used for mixed business and personal use, only the incremental cost of the personal use is included, such as on-board catering or other charges attributable to an extra passenger traveling for personal reasons on an aircraft being primarily used for a business trip.
(4)    Mr. Masse was appointed to serve as President, North America Automotive, effective August 1, 2025 . Mr. Masse previously served during 2025 as President, UAP between January 1, 2025 and July 31, 2025. Amounts paid in Canadian dollars from January 1 - July 31, 2025 were converted to U.S. dollars at an average daily exchange rate of $0.71287 per Canadian dollar to U.S. dollar.
2026 Proxy Statement 34

2025 Grants of Plan-Based Awards

Name	Approval Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William P. Stengel, II			584,250	1,537,500	3,075,000
	3/20/2025	5/1/2025				8,654	34,615	69,230		4,049,955
	3/20/2025	5/1/2025							23,077	2,700,009
	9/4/2025	9/4/2025							21,239	3,000,009
Bert Nappier			255,816	673,200	1,346,400
	3/20/2025	5/1/2025				2,821	11,282	22,564		1,319,994
	3/20/2025	5/1/2025							7,521	879,957
	9/4/2025	9/4/2025							10,620	1,500,075
Naveen Krishna			189,088	497,600	995,200
	3/20/2025	5/1/2025				1,795	7,179	14,358		839,943
	3/20/2025	5/1/2025							4,786	559,962
	9/4/2025	9/4/2025							10,620	1,500,075
Alain Masse(5)			139,726	423,412	846,824
	3/20/2025	5/1/2025				833	3,333	6,666		389,961
	3/20/2025	5/1/2025							2,222	259,974
	8/1/2025	8/1/2025							2,767	355,006
	9/4/2025	9/4/2025							10,620	1,500,075
James Howe			173,209	524,877	1,049,753
	3/20/2025	5/1/2025				1,474	5,897	11,794		689,949
	3/20/2025	5/1/2025							3,932	460,044
	3/20/2025	9/4/2025							10,620	1,500,075
(1)    Represents threshold, target and maximum payout levels under the Annual Incentive Plan for 2025 performance. The actual amount of incentive bonus earned by each named executive officer is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Additional information regarding the design of the Annual Incentive Plan is included in the Compensation Discussion and Analysis section of this Proxy Statement.
(2)    Represents threshold, target and maximum number of PRSUs that may be earned based on the Company's achievement of Adjusted EBITDA and ROIC goals over a three-year performance period. See "Compensation Discussion and Analysis - 2025 Long-Term Incentives" for further detail regarding the threshold, target and maximum performance goals and payout levels with respect to Adjusted EBITDA and ROIC performance metrics. Each PRSU that is earned represents a contingent right to receive one share of Company common stock in the future. PRSUs granted in 2025 will be earned over a three-year performance period ending December 31, 2027 and will vest and be settled in shares of common stock on May 1, 2028 (or earlier upon change in control of the Company) provided the executive is still employed by the Company, subject to earlier vesting in the event of (i) the executive's retirement from the Company or (ii) the executive's employment with the Company is terminated due to death or disability. Dividends paid on the Company's common stock after the PRSUs are earned will accrue with respect to the PRSUs and will convert into additional shares of stock at the end of the vesting period. Additional information regarding the PRSUs and the Company's long-term incentive program is included in the Compensation Discussion and Analysis section of this Proxy Statement.
(3)    Reflects RSUs that represent a contingent right to receive one share of Company common stock in the future. The RSUs granted on May 1, 2025 have a three-year graded vesting schedule with one third vesting on each anniversary of the grant date, and will be settled in shares of common stock on May 1, 2026, May 1, 2027 and May 1, 2028 (or earlier upon a change in control of the Company) provided the executive is still employed
2026 Proxy Statement 35

by the Company, subject to earlier vesting in the event of (i) the executive’s retirement from the Company or (ii) the executive’s employment with the Company is terminated due to death or disability. The RSUs granted on September 4, 2025 have a three year cliff vesting schedule and will vest on the third anniversary of the grant date or earlier upon (i) a change in control of the Company, if the awards are not assumed or otherwise equitable converted in the change in control, or (ii) the termination of executive's employment by the Company without cause or the date executive resigns for good reason or (iii) the termination of the executive due to death or disability. The awards will convert into shares of stock on the earlier of (i) the third anniversary of the grant date, or (ii) a change in control of the Company, unless the awards are assumed or otherwise equitable converted in the change in control. With respect to all RSUs, dividends paid on the Company’s common stock will accrue and will convert into additional shares of stock at the end of the vesting period. Additional information regarding the RSUs and the Company’s long-term incentive program is included in the Compensation Discussion and Analysis section of this Proxy Statement.
(4)    Represents the grant date fair value of the award determined in accordance with FASB ASC Topic 718. Grant date fair value for the RSUs is based on the closing price of our common stock on the grant date. Grant date fair value for the PRSUs is based on the closing price of our common stock on the grant date and the probable outcome of performance-based vesting conditions, excluding the effect of estimated forfeitures.
(5) For Mr. Masse, the Threshold, Target and Maximum amounts in Canadian dollars from January 1 - July 31, 2025 under the Estimated Future Payouts Under Non-Equity Incentive Plan Awards were converted to U.S. dollars at an average daily exchange rate of $0.71287 per Canadian dollar to U.S. dollar.
2025 Outstanding Equity Awards at Fiscal Year-End

	Stock Awards		Equity Incentive Plan Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(8)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (8)
William P. Stengel, II	21,395 (1)	2,630,708
	23,434 (2)	2,881,463	35,151 (3)	4,322,132
	9,767 (4)	1,200,946	21,974 (5)	2,701,934
	11,534 (6)	257,943		1,160,279
Bert Nappier	10,698 (1)	1,315,416
	7,637 (2)	939,094	11,457 (3)	1,408,704
	3,907 (4)	480,352	8,790 (5)	1,080,825
	8,767 (6)	196,068		881,844
Naveen Krishna	10,698 (1)	1,315,415
	4,860 (2)	597,594	7,290 (3)	896,391
	2,486 (4)	305,714	5,593 (5)	687,728
	5,305 (6)	118,593		533,733
Alain Masse	10,698 (1)	1,315,416
	2,787 (7)	342,726
	2,256 (2)	277,446	3,385 (3)	416,168
	1,155 (4)	142,031	2,597 (5)	319,376
	2,999 (6)	67,031		301,704
James Howe	10,698 (1)	1,315,415
	3,993 (2)	490,961	5,988 (3)	736,317
	1,155 (4)	142,031	2,597 (5)	319,376
	1,154 (6)	25,781		116,081
(1)Reflects RSUs (and accrued dividends) that were granted on September 4, 2025. The RSUs have a three year cliff vesting schedule and will vest on the third anniversary of the grant date or earlier upon (i) a change in control of the Company, if the awards are not assumed or otherwise equitable converted in the change in control, or (ii) the termination of executive's employment by the Company without cause or the date executive resigns for good reason or (iii) the termination of the executive due to death, disability. The awards will convert into shares of stock on the earlier of (i) the third anniversary of the grant date, or (ii) a change in control of the Company, unless the awards are assumed or otherwise equitable converted in the change in control.
(2)Includes RSUs (and accrued dividends) that were granted on May 1, 2025. The RSUs have a three-year graded vesting schedule with one third vesting on each anniversary of the grant date or earlier upon (i) a change in control of the Company, if the awards are not assumed or otherwise equitable converted in the change in control, or (ii) the termination of executive's employment with the Company due to death, disability or retirement. The awards will convert into shares of stock on the earlier of (i) the anniversaries of the grant date, or (ii) a change in control of the Company, unless the awards are assumed or otherwise equitable converted in the change in control.
(3)Reflects PRSUs (and accrued dividends) that were granted on May 1, 2025. The PRSUs vest on the third anniversary of the grant date, or earlier upon (i) a change in control of the Company, if the awards are not assumed or otherwise equitable converted in the change in control, or (ii) the termination of executive's employment with the Company due to death, disability or retirement. The awards will convert into shares of stock on the
2026 Proxy Statement 36

earlier of (i) the third anniversary of the grant date, or (ii) a change in control of the Company, unless the awards are assumed or otherwise equitable converted in the change in control. Amounts reported here reflect the target levels of achievement of the performance goals pursuant to applicable reporting requirements.
(4)Includes RSUs (and accrued dividends) that were granted on May 3, 2024. The RSUs have a three-year graded vesting schedule with one third vesting on each anniversary of the grant date or earlier upon (i) a change in control of the Company, if the awards are not assumed or otherwise equitable converted in the change in control, or (ii) the termination of executive's employment with the Company due to death, disability or retirement. The awards will convert into shares of stock on the earlier of (i) the anniversaries of the grant date, or (ii) a change in control of the Company, unless the awards are assumed or otherwise equitable converted in the change in control.
(5)Reflects PRSUs (and accrued dividends) that were granted on May 3, 2024. The PRSUs vest on the third anniversary of the grant date, or earlier upon (i) a change in control of the Company, if the awards are not assumed or otherwise equitable converted in the change in control, or (ii) the termination of executive's employment with the Company due to death, disability or retirement. The awards will convert into shares of stock on the earlier of (i) the third anniversary of the grant date, or (ii) a change in control of the Company, unless the awards are assumed or otherwise equitable converted in the change in control. Amounts reported here reflect the target levels of achievement of the performance goals pursuant to applicable reporting requirements.
(6)Includes PRSUs and RSUs (and accrued dividends) that were granted on May 1, 2023. The PRSUs vest on the third anniversary of the grant date or earlier upon (i) a change in control of the Company, if the awards are not assumed or otherwise equitable converted in the change in control, or (ii) the termination of executive’s employment with the Company due to death, disability or retirement. The awards will be settled in shares of stock on the earlier of (i) the third anniversary of the grant date, or (ii) a change in control of the Company, unless the awards are assumed or otherwise equitable converted in the change in control. The RSUs have a three-year graded vesting schedule with one third vesting on each anniversary of the grant date or earlier upon (i) a change in control of the Company, if the awards are not assumed or otherwise equitable converted in the change in control, or (ii) the termination of executive's employment with the Company due to death, disability or retirement. The awards will convert into shares of stock on the earlier of (i) the anniversaries of the grant date, or (ii) a change in control of the Company, unless the awards are assumed or otherwise equitable converted in the change in control.
(7)Reflects RSUs (and accrued dividends) that were granted on August 1, 2025. The RSUs have a three year graded vesting schedule with one third vesting on each anniversary of the grant date or earlier upon (i) a change in control of the Company, if the awards are not assumed or otherwise equitable converted in the change in control, or (ii) the termination of executive's employment with the Company due to death, disability or retirement. The awards will convert into shares of stock on the earlier of (i) the anniversaries of the grant date, or (ii) a change in control of the Company, unless the awards are assumed or otherwise equitable converted in the change in control.
(8)Reflects the value as calculated based on the closing price of the Company’s common stock on December 31, 2025 of $122.96 per share.
2025 Option Exercises and Stock Vested

	Stock Awards
Name	Number of Awards Earned (#)	Value Realized on Vesting ($)(1)
William P. Stengel, II	23,299	2,788,196
Bert Nappier	24,376	2,957,597
Naveen Krishna	8,745	1,046,878
James Howe	2,828	338,598
Alain Masse	5,211	624,175
(1)    Value realized represents the fair market value of the shares on the vesting date and includes dividends paid on the Company's common stock that have accrued over the vesting period and have converted into additional shares of stock on the vesting date.
Equity Compensation Plan Information
The following table gives information as of December 31, 2025 about the common stock that may be issued under all of the Company’s existing equity compensation plans:

Plan Category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Shareholders:	1,187,992	(2)	$95.31 (4)	5,569,501	(5)
Equity Compensation Plans Not Approved by Shareholders:	54,462	(3)	n/a	841,768
	1,242,454			6,411,269
(1)    Reflects the maximum number of shares issuable pursuant to the exercise or conversion of stock options, stock appreciation rights, restricted stock units and common stock equivalents. The actual number of shares issued upon exercise of stock appreciation rights is calculated based on the excess of fair market value of our common stock on date of exercise and the grant price of the stock appreciation rights.
2026 Proxy Statement 37

(2)    Genuine Parts Company 2015 Incentive Plan.
(3)    Genuine Parts Company Director’s Deferred Compensation Plan, as amended.
(4)    The weighted average exercise price of outstanding options, warrants and rights is calculated based solely on the exercise price of outstanding options and does not take into account outstanding restricted stock units, which have no exercise price.
(5)    All of these shares are available for issuance pursuant to grants of full-value stock awards.

 2025 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
William P. Stengel, II	Pension Plan	N/A	N/A	—
	Supplemental Retirement Plan	6.17	1,295,780	—
Bert Nappier	Pension Plan	N/A	N/A	N/A
	Supplemental Retirement Plan	N/A	N/A	N/A
Naveen Krishna	Pension Plan	N/A	N/A	N/A
	Supplemental Retirement Plan	N/A	N/A	N/A
Alain Masse(1)	Basic Plan	15.00	491,410	—
	Supplementary Plan	15.00	2,980,799	—
James Howe	Pension Plan	N/A	N/A	270,618
	Supplemental Retirement Plan	31.58	2,846,338	—
(1) The reported amounts in the Basic Plan and the Supplementary Plan were converted to U.S. dollars based on a December 31, 2025 exchange rate of $0.73036 per Canadian dollar to U.S. dollar. Any benefits will be paid in accordance with the plan document and in Canadian dollars.
The Pension Benefit Table provides information regarding the number of years of credited service, the present value of accumulated benefits, and any payments made during the last fiscal year with respect to the Genuine Parts Company Pension Plan (the “Pension Plan”) and the Genuine Parts Company Defined Benefit Supplemental Retirement Plan (the “DB SRP”).
Mr. Howe was eligible for the Pension Plan. In 2024, Notice of Intent to Terminate was provided to Pension Plan participants with a plan termination date of September 30, 2024. As of December 31, 2025 all plan assets have been distributed. As part of the Pension Plan termination process, Mr. Howe elected a lump sum payment of $270,618.14 that was paid in October 2025, and he has no further benefits due from the Pension Plan.
The Pension Plan was a broad-based, tax-qualified defined benefit pension plan which provided a benefit upon retirement to eligible employees of the Company. It was amended effective March 1, 2008, to provide that employees hired on or after that date were not eligible to participate in the plan, and there were no entrants to the Pension Plan after December 31, 2009. In general, all employees hired prior to March 1, 2008, except leased employees, independent contractors and certain collectively-bargained employees were eligible to participate.
Effective December 31, 2013, the Pension Plan was further amended to freeze future benefit accruals for all participants, and all active participants with at least one hour of service after December 31, 2013 were fully vested in their accrued benefits as of that date. No further benefit accruals were provided after 2013 for either additional credited service or future earnings. All benefits were frozen as of December 31, 2013, for all purposes including disability, termination and retirement.
The Pension Plan offered a life annuity option, 50%, 75%, and 100% joint and survivor options, and a 10-year certain and life annuity option. The Pension Plan was amended in 2016 to include an ongoing lump sum option for future terminations and retirements if the present value of benefits is $75,000 or less. The payout option must be elected by the participant before benefit payments begin. All options available under the Pension Plan are approximately equal in value. The Pension Plan offered early retirement benefits to participants who retired after attaining age 55 and completing 15 years of service. Early retirement benefits were reduced 0.5% for each month benefit commencement precedes normal retirement age (age 65 with five years of participation).
Normal or early retirement benefits payable from the Pension Plan were the greater of two benefits. The first benefit was a percentage of the participant’s average earnings less 50% of their estimated Social Security benefit. The applicable percentage was based on years of credited service and increases by 0.5% per year of credited service from 40% at 15 years of service to 55% at 45 or more years of service. The second benefit was 30% of the participant’s average earnings. Only the second benefit was available to participants with less than 15 years of credited service. For such individuals,
2026 Proxy Statement 38

30% of the participant’s average earnings was multiplied by a fraction with the numerator equal to credited service (not to exceed 180 months) and the denominator equal to 180.
Delayed retirement benefits payable from the Pension Plan were the greater of two benefits. The first benefit was the retirement benefit determined based on the participant’s average earnings and credited service at their delayed retirement date. The second benefit was the normal retirement benefit actuarially increased from the participant’s normal retirement date to the delayed retirement date based on the attained age at each date.
Termination benefits were calculated in the same manner as normal retirement benefits, except that (a) the benefit is calculated based on projected credited service at normal retirement date and then (b) the benefit was reduced by multiplying it by a service fraction equal to the ratio of credited services at termination to projected credited service at normal retirement date. Projected credited service at normal retirement date was determined as if the participant had continued in employment until their normal retirement date. For the Pension Plan, credited service at termination was based on service frozen as of December 31, 2008.
In the event of a change in control if the participant terminates employment within five years following the change in control, the participant could elect to receive an immediate lump sum distribution of the accrued benefit.
The standard death benefit in the Pension Plan provided a 50% survivor annuity payable to a participant’s spouse upon death prior to retirement. The Death Benefit Plan was merged into the Pension Plan in 2017 and a surviving spouse could instead elect to receive this alternative death benefit based on different provisions and payment form.
Mr. Stengel and Mr. Howe are eligible for the DB SRP. The DB SRP is a nonqualified defined benefit pension plan which covers pay and benefits above the qualified pay limits. The provisions of the DB SRP are generally the same as those of the Pension Plan, except benefits are payable only for retirement, disability, death, or change in control, DB SRP earnings include deferred compensation and credited service in the DB SRP is not frozen.
The plan provides full vesting and an immediate lump sum payment if a participant dies, and full vesting of DB SRP benefits in the event the plan is terminated, the participant becomes disabled, or there is a change in control.
The DB SRP was most recently amended effective July 1, 2023 to change the Normal Retirement Date definition from the latter of attaining age 65 and completing 5 years of Credited Service to the latter of attaining age 60 and completing 5 years of Credited Service.
Mr. Stengel and Mr. Howe’s DB SRP benefits are calculated based on the benefit formula for participants who entered the DB SRP on or after January 1, 2009. This formula is based on all years of credited service and earnings. The formula is a percentage of the participants average earnings less 50% of their Social Security benefit. The applicable percentage is based on years of credited service and increases by 0.5% per year of credited service from 30% at 15 years of service to 45% at 45 or more years of service. For participants with less than 15 years of projected credited service at normal retirement, the applicable percentage is equal to 30% multiplied by a fraction with the numerator equal to credited service (not to exceed 180 months) and the denominator equal to 180. Under the DB SRP benefit formula, there is an offset for benefits earned in the Pension Plan (applicable for Mr. Howe), but no other offsets apply.
In the DB SRP, a participant becomes vested and early retirement benefit payments are available after attaining age 55 and completing 10 years of service. Early Retirement benefits are reduced 4% per year prior to Normal Retirement Date. In the event of a participant’s death while in active service, the survivor benefit provided by the plan is 100% of the lump sum present value of the participant’s accrued benefit as of the date of death.
DB SRP Benefits are paid from Company assets. Executives sign a joinder agreement to become participants in the DB SRP and select their form of benefit payment in the agreement. DB SRP participants may change their payment form elections at any time prior to benefit commencement.
Amounts reported as the actuarial present value of accumulated benefits under the Pension Plan and the DB SRP are calculated using the interest and mortality assumptions reported in the Company’s financial statement disclosures for year-end, and are assumed to be payable at age 60.
Mr. Masse is a participant of the Régime de retraite des cadres supérieurs de UAP Inc. (the “Basic Plan”) and the Régime supplémentaire de retraite des cadres supérieurs de UAP Inc. (the “Supplementary Plan”).
Both above-mentioned pension plans are defined benefit pension plans that provide retirement benefit to eligible employees of the Company. Eligibility for participation in the Basic plan is effective as of the employee’s date of hire. Each employee who participates in the Basic Plan automatically participates in the Supplementary Plan.
Both plans offer early retirement benefits to participants who retire after attaining age 55. Early retirement benefits are reduced 0.5% for each month that benefit commencement precedes the normal retirement age (i.e., age 65). However, the early retirement date must be the same under both plans.
2026 Proxy Statement 39

The formula used to determine the pension payable from the Basic Plan at the Normal Retirement Date is: 2% of the Average Contributory Earnings for each year of Credited Service since the Date of Plan Entry. The pension payable under the Basic Plan is subject to the limits prescribed by the Canada’s Income Tax Act. The formula used to determine the annual pension payable from the Supplementary Plan is the excess, if any, of a) over b) as follows:
a)the lesser of:
▪2% of the Average Contributory Earnings for each year of Credited Service in the Supplementary Plan; and
▪60% of the Average Contributory Earnings
a)the annual pension payable from the Basic Plan for the participation since the Date of Plan Entry.
Contributory Earnings are defined as the basic salary plus 60% of the target bonus. Average Contributory Earnings correspond to the total Contributory Earnings during the 60 consecutive months in which the Contributory Earnings have been the highest within the last 120 months of Credited Service.
The actuarial present value of the accumulated benefits under the Basic Plan and for the Supplementary Plan were calculated in the same manner as for normal retirement benefits, except that the benefits were calculated based on projected credited service at normal retirement date and then reduced by multiplying them by a service fraction equal to the ratio of credited services at termination to projected credited service at normal retirement date. Projected credited service at normal retirement date was determined as if the participant had continued in employment until their normal retirement date.
The Basic Plan and the Supplementary Plan provide full vesting and offer an immediate lump sum payment if a participant dies or if the plan is terminated. Amounts reported in the proxy calculations as the actuarial present value of the accumulated benefits under the Basic Plan and the Supplementary Plan are calculated using the interest and mortality assumptions reported in the Company’s financial statement disclosures for year-end, and are assumed to be payable at age 65.
2025 Nonqualified Deferred Compensation

Name	Plan	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)
William P. Stengel, II	Tax Deferred Savings Plan	$—	$—	$—	$—	$—
	DC Suppl Retirement Plan	N/A	N/A	N/A	N/A	N/A
Bert Nappier	Tax Deferred Savings Plan	$—	$—	$—	$—	$—
	DC Suppl Retirement Plan	$—	$282,955	$81,184	$—	$662,651
Naveen Krishna	Tax Deferred Savings Plan	$710,194	$—	$603,616	$—	$4,426,287
	DC Suppl Retirement Plan	$—	$305,767	$83,927	$—	$711,346
Alain Masse	Tax Deferred Savings Plan	$—	$—	$—	$—	$—
	DC Suppl Retirement Plan	N/A	N/A	N/A	N/A	N/A
James Howe	Tax Deferred Savings Plan	$—	$—	$—	$—	$—
	DC Suppl Retirement Plan	N/A	N/A	N/A	N/A	N/A
(1)    Reflects amounts earned in 2025 on account balances under the Company’s Tax Deferred Savings Plan and DC Supplemental Retirement Plan.
The Genuine Parts Company Tax Deferred Savings Plan is a nonqualified deferred compensation plan. Pursuant to the terms of the Tax Deferred Savings Plan, the named executive officers may, during a designated annual enrollment period, elect to defer up to 100% of their base salary and/or annual incentive/bonus that may be earned in the following calendar year. Base salary deferral elections are effective on January 1 following the annual enrollment period and apply to the base salary earned during that calendar year. Annual incentive/bonus elections are effective January 1 following the annual enrollment period and apply to the annual incentive/bonus earned during that calendar year which are paid out in the following year. Elections are irrevocable and cannot be rescinded until a subsequent annual enrollment period. Deferrals are held for each participant in separate individual accounts in an irrevocable rabbi trust. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds selected by the executive, which the executive may generally change at any time. The executive may choose payment distributions to begin on the first day of the seventh month following the executive’s termination of service or a specified year. The executive must also make an irrevocable election regarding payment terms, which may be either a lump sum, or annual installments for a period of two (2) to fifteen (15) years. Hardship withdrawals are available for unforeseeable emergency financial hardship situations. If the executive dies before receiving the full value of the deferral account balances, the designated beneficiary would receive the remainder of that benefit in a single lump sum payment in the fourth month following the participant's death. All accounts would be immediately distributed upon a change in control of the Company.
2026 Proxy Statement 40

Mr. Nappier and Mr. Krishna are eligible to participate in the Genuine Parts Company Defined Contribution Supplemental Retirement Plan (the “DC SRP”) . The DC SRP is a nonqualified defined contribution plan which provides a 15% nonelective company contribution of base pay plus bonus to a notional account. Participants may direct contributions to investment options mirroring those offered in the GPC 401(k) Savings Plan. DC SRP Benefits are paid from Company assets. The plan provides 2-year cliff vesting and immediately vests in the event of a change in control, disability or participant death while in active service. The plan was established effective January 1, 2024. In addition to the 15% nonelective contribution Mr. Nappier is eligible for a 7% transition contribution and Mr. Krishna is eligible for a 15% transition contribution. These transition contributions are available until the end of 2028. Executives may choose their distribution option upon entry to the plan, and may elect distribution as a lump sum, or a 5 or 10-year annual installment. Mr. Masse is not eligible to participate in the DC SRP.
Post Termination Payments and Benefits
Benefits to Named Executive Officers in the Event of a Change in Control.    The Company does not have employment agreements with any of its executive officers. The Company has entered into change in control agreements with certain executive officers, including the named executive officers. These agreements provide severance payments and benefits to the executive if his employment is terminated within two years after a change in control of the Company, if the change in control occurs during the term of the agreement. The change in control agreements have a three-year term with automatic annual extensions unless either party gives notice of non-renewal.
Under each of the change in control agreements, if the executive is terminated by the Company without cause or the executive resigns for good reason (as such terms are defined in the agreement), within two years after a change in control, he or she will receive a pro rata bonus for the year of termination, plus a lump sum severance payment equal to two times the executive’s then-current annual salary and the average of the annual bonuses he or she received in the three years prior to the year of termination. In addition, the Company will continue to provide the executive with group health coverage for a period of 24 months.
If the executive’s employment is terminated by the Company for cause or he resigns without good reason, the agreement will terminate without further obligation of the Company other than the payment of any accrued but unpaid salary or benefits. In the case of death, disability or retirement, the executive, or his estate, would be entitled to payment of any accrued but unpaid salary or benefits, plus a pro rata bonus for the year in which the termination occurred.
The change in control agreements do not provide for tax gross-ups with respect to the 20% excise tax that may be imposed under Section 4999 of the Internal Revenue Code on individuals who receive compensation in connection with a change in control that exceeds certain specified limits. The change in control agreements provide that in the event the executive would be subject to a 20% excise tax under Section 4999, the payments and benefits to the executive would be reduced to the maximum amount that does not trigger the excise tax unless the executive would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes. The change in control agreements also contain confidentiality obligations that the executive must comply with following termination.
Severance Benefits to Named Executive Officers Outside of a Change in Control. In addition to the change in control agreements, the Company has entered into severance agreements with certain executive officers, including the named executive officers. These agreements provide severance payments and benefits to the executive if his employment is terminated outside of the two-year post-change in control protection period in the change in control agreements.

Under each of the change in control agreements, if the executive is terminated by the Company without cause or the executive resigns for good reason (as such terms are defined in the agreement), other than within two years after a change in control, he or she will receive (i) a lump sum payment equal to, in the case of our CEO, two times the sum of his (a) annual base salary, plus (b) target annual bonus in effect immediately prior to the termination and, in the case of our other NEOs, the sum of (a) one and half times the Executive’s annual base salary, plus (b) the Executive’s target annual bonus in effect immediately prior to the termination; (ii) a lump sum payment equal to a pro-rated portion of the NEO’s annual bonus in effect immediately prior to the termination based on actual achievement of performance goals at the end of the performance period; (iii) pro-rated vesting of all time-based equity awards and pro-rated vesting of all performance-based equity awards based on actual achievement of performance goals at the end of the performance period; (iv) up to 18 months of subsidized
COBRA continuation coverage; and (v) payment of the net present value of accrued benefits, if not otherwise retirement eligible, under the Company’s defined benefit supplemental retirement plan, as applicable.

If the executive’s employment is terminated by the Company for cause, disability or death, or he or she resigns without good reason, the agreement will terminate without further obligation of the Company other than the payment of any accrued but unpaid salary or benefits.

2026 Proxy Statement 41

Summary of Termination Payments and Benefits.    The following table summarizes the value of the termination payments and benefits that our named executive officers would receive if they had terminated employment on December 31, 2025 under the circumstances shown. The tables exclude (i) amounts accrued through December 31, 2025 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual bonus for 2025 and (ii) vested account balances under our 401(k) Savings Plan, which is a 401(k) plan that is generally available to all of our salaried employees.
2025 Post Termination Payments and Benefits

Name	Retirement	Death	Disability	Termination by Company Without Cause or by Executive for Good Reason	Involuntary Termination Within Two Years Following a Change in Control
Will Stengel
Cash Severance(1)	—	—	—	3,587,500	4,055,893
Restricted Stock and PRSUs(2)	—	15,155,405	15,155,405	7,572,659	15,155,405
DB Supplemental Retirement Plan(3)		1,221,932	170,055	170,055	1,689,975(4)
Health & Welfare(5)	—	—	—	43,493	57,990
Total	—	16,377,337	15,325,460	11,373,707	20,959,264

Bert Nappier
Cash Severance(1)	—	—	—	1,795,200	2,857,572
Restricted Stock and PRSUs(2)	—	6,302,303	6,302,303	3,375,477	6,302,303
DC Supplemental Retirement Plan(6)	662,651	662,651	662,651	662,651	662,651
Health & Welfare(5)	—	—	—	43,493	57,990
Total	662,651	6,964,954	6,964,954	5,876,821	9,880,516

Naveen Krishna
Cash Severance(1)	—	—	—	1,430,600	2,257,606
Restricted Stock and PRSUs(2)	—	4,455,168	4,455,168	2,610,653	4,455,168
DC Supplemental Retirement Plan(6)	711,346	711,346	711,346	711,346	711,346
Tax Deferred Savings Plan(6)	4,426,286	4,426,286	4,426,286	4,426,286	4,426,286
Health & Welfare(5)				45,769	61,026
Total	5,137,632	9,592,800	9,592,800	9,224,654	11,911,432

Alain Masse
Cash Severance(1)	—	—	—	1,560,000	1,796,560
Restricted Stock and PRSUs(2)	—	3,181,898	3,181,898	1,995,064	3,181,898
Retirement Benefits(8)	109,089	3,472,208	109,089	109,089	109,089
Health & Welfare(5)				24,483	32,644
Total	109,089	6,654,106	3,290,987	3,688,636	5,120,191

James Howe
Cash Severance(1)	—	—	—	1,560,000	2,367,073
Restricted Stock and PRSUs(2)	—	3,145,962	3,145,962	1,996,245	3,145,962
DB Supplemental Retirement Plan(7)	210,914	3,233,417	210,914	210,914	3,725,768(4)
Health & Welfare(5)				45,769	61,026
Total	210,914	6,379,379	3,356,876	3,812,928	9,299,829
(1)    Severance payment payable in lump sum pursuant to the severance agreements and change in control agreements described above as applicable.
2026 Proxy Statement 42

(2)    Reflects the fair market value as of December 31, 2025 of shares underlying RSUs and PRSUs the vesting of which accelerates either (i) in full pursuant to the change in control agreement described above or (ii) on a pro-rata basis pursuant to the severance agreement described above in connection with the specified event.
(3)    The DB Supplemental Retirement Plan provides for 100% vesting upon death, disability or the occurrence of a change in control. No benefits are payable if termination occurs for other reasons prior to eligibility for early retirement (at least age 55 with at least 10 years of service). The death benefit shown is payable as a lump sum to Mr. Stengel's beneficiary in the event of his death. The immediate lump sum death benefit is calculated as 100% of the present value of the single life annuity payable to Mr. Stengel deferred to age 60. Disability benefits under the DB Supplemental Retirement Plan are assumed to be equal to the benefit accrued under the plan as of December 31, 2025, and payable commencing at age 60 under his 50% joint and survivor annuity option election (he amount reflected in the table is the annual disability benefit).. Pursuant to the severance agreement described above, upon a termination of Mr. Stengel's employment, (i) by the Company other than for Cause, Disability or death, or (ii) by Mr. Stengel for Good Reason, Mr. Stengel would become fully vested in all benefits under the DB SRP, with the value of such benefits determined by computing the present value of his DB SRP benefit as of the date of his termination, payable annually following his termination of employment under his 50% joint and survivor annuity option election (the amount reflected in the table is the annual benefit pursuant to the severance agreement)..
(4)    An immediate lump sum distribution of benefits is required in the event of termination following a change in control.
(5)    Reflects (i) the cost of 18 months of continued group health coverage pursuant to the severance agreement described above, or (ii) the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above, as applicable. In order to comply with Internal Revenue Code section 409A, during the last 6 months of the 24-month continued coverage period under the change in control agreement, the Company will satisfy its obligation to provide group health coverage by making 6 monthly installment payments to the executive in an amount equal to the monthly cost of providing such coverage, based upon the “applicable premium” under COBRA.
(6)    Benefits payable under the Defined Contribution Supplemental Retirement Plan and the Tax Deferred Savings Plan are described and quantified in the Nonqualified Deferred Compensation table in this proxy statement.
(7) The DB Supplemental Retirement Plan benefits shown for all termination scenarios (except death and involuntary termination following a change in control) assume payment under the 50% joint and survivor annuity option elected by Mr. Howe with payment beginning January 1, 2026. The death benefit shown is payable as a lump sum to Mr. Howe's beneficiary in the event of his death. The lump sum death benefit is calculated as 100% of the present value of the single life annuity payable on January 1, 2026. Disability benefits under the DB Supplemental Retirement Plan are assumed to be equal to early retirement benefits and are payable on January 1, 2026.
(8) Mr. Masse's benefits payable under the Basic Plan and the Supplemental plan are described above and quantified in the Pension Benefits table in this proxy statement. Retirement benefits in Canadian dollars as of December 31, 2025 were converted to U.S. dollars using a December 31, 2025 exchange rate of $0.73036 per Canadian dollar to U.S. dollar.
2025 CEO Pay Ratio
As required by item 402(u) of Regulation S-K, the Compensation and Human Capital Committee reviewed a comparison of our CEO’s annual total compensation in fiscal year 2025 to that of our median employee, which we identified in 2023. We identified our median employee in 2023 by examining 2023 Box 1 W-2 and foreign equivalent taxable income amounts for all individuals, excluding our CEO, who were employed by us on December 31, 2023, whether on a full-time, part-time, or seasonal basis. We did not annualize the compensation for any full-time employees that were not employed by us for all of 2023. We applied a foreign currency to U.S. dollar exchange rate to the compensation paid in foreign currency.
For 2025, we performed an analysis of our employee population, and we concluded that there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay disclosure. Accordingly, the disclosure rules allow us to use the same median employee for 2025; however, in 2024, the median employee identified in 2023 was promoted to a new position, a change in circumstances that we believe would significantly impact the pay ratio disclosure. As a result, and as permitted by the disclosure rules, in 2024, we identified another employee whose compensation was substantially similar to the original median employee based on the compensation measure used to select the original median employee. We calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2025 Summary Compensation Table above.
For fiscal year 2025, the annual total compensation for our CEO was $12,863,479 and for our median employee it was
$38,901. The resulting ratio of our CEO’s pay to the pay of our median employee for fiscal year 2025 is 331 to 1. When the change in pension value and non-qualified deferred compensation earnings is excluded from the calculation, the ratio is 319 to 1.
2026 Proxy Statement 43

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. The following table sets forth information regarding compensation for our principal executive officer and average compensation related to our other named executive officers versus our Company performance for the past four years.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (3)	Average Summary Compensation Table Total for Non-PEO NEOs (2)	Average Compensation Actually Paid to Non-PEO NEOs (2,3)	Total Shareholder Return (4)	Peer Group Total Shareholder Return (4)	Net Income (5)	Adjusted EBITDA (5)
2025	$12,863,479	$13,160,136	$4,741,021	$4,380,021	$140.38	$120.57	$65,945,000	$1,988,262,000
2024	$7,720,095	$5,649,801	$3,178,467	$1,754,418	$126.35	$137.18	$904,076,000	$1,996,502,000
2023	$11,398,274	$3,805,187	$4,338,802	$1,321,789	$141.98	$145.65	$1,316,524,000	$2,157,346,000
2022	$10,376,689	$15,946,550	$3,320,601	$4,142,383	$177.86	$125.91	$1,182,701,000	$1,999,329,000
2021	$11,810,704	$15,494,036	$3,186,456	$4,128,860	$140.24	$190.36	$898,790,000	$1,681,515,000
(1)Mr. Stengel served as the Company's principal executive officer ("PEO") beginning June 3, 2024 and for the entirety of 2025. Mr. Donahue was our principal executive officer for the years ended 2021, 2022, and 2023.
(2)The dollar amounts reported in the column reflect the average amounts of total compensation reported for our non-PEO NEOs for each corresponding year in the “Total” column of the Summary Compensation Table.
a.In 2025, our other named executive officers included Bert Nappier, Executive Vice President and Chief Financial Officer, Naveen Krishna, Executive Vice President and Chief Information and Digital Officer, Alain Masse, President, North America Automotive and James Howe, President, Motion. Alain Masse was appointed as President, North America Automotive, effective August 1, 2025.
b.In 2024, our other named executive officers included Bert Nappier, Executive Vice President and Chief Financial Officer, Randall Breaux, GPC Group President - North America, Naveen Krishna, Executive Vice President and Chief Information and Digital Officer, Christopher Galla, Senior Vice President & General Counsel & Corporate Secretary, and James Neill, (Former) Executive Vice President & Chief Human Resources Officer. Mr. Neill retired as Executive Vice President & Chief Human Resources Officer, effective April 30, 2024.
c.In 2023, our other named executive officers included William Stengel, President, Bert Nappier, Executive Vice President and Chief Financial Officer, Randall Breaux, GPC Group President - North America, Kevin Herron, (Former) President of the U.S. Automotive Group, and James Neill, Executive Vice President & Chief Human Resources Officer. Mr. Herron retired as President, U.S. Automotive Group, effective July 31, 2023.
d.In 2022, our other named executive officers included William Stengel, President, Bert Nappier, Executive Vice President and Chief Financial Officer, Carol Yancey, (Former) Executive Vice President and Chief Financial Officer, Kevin Herron President of the U.S. Automotive Group, and Randall Breaux, President of Motion Industries. Carol Yancey retired as Executive Vice President and Chief Financial Officer effective May 2, 2022. Bert Nappier joined the Company in February 2022 and became Executive Vice President and Chief Financial Officer effective May 2, 2022.
e.In 2021, our other named executive officers included William Stengel, President, Carol Yancey, Executive Vice President and Chief Financial Officer, Kevin Herron President of the U.S. Automotive Group, and Randall Breaux, President of Motion Industries.
(3)Amounts are calculated in accordance with Item 402(v) and FASB ASC Topic 718 and do not reflect actual amounts of compensation paid to the PEO and other Non-PEO NEOs. See table below for detail of amounts deducted and added to the Summary Compensation Table figure to calculate compensation actually paid.
2026 Proxy Statement 44

	2025	2024	2023	2022	2021
Summary Compensation Table ("SCT") Total	$12,863,479	$7,720,095	$11,398,274	$10,376,689	$11,810,704
Deduct: Grant Date Fair Value of Stock Awards Grants in Fiscal Year and Change in Pension Value and Non-Qualified Deferred Compensation Earnings	10,189,996	5,651,376	8,170,882	6,000,061	7,436,871
Add: Pension value attributable to current year’s service and any change in pension value attributable to plan amendments made in current year	175,166	121,937	—	—	119,764
Add: Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	9,834,302	4,139,504	5,331,602	8,011,348	6,196,847
Add: Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	401,733	(1,099,565)	(4,587,522)	3,906,218	4,030,406
Add: Fair Value of Vesting of Stock Awards Granted in Fiscal Year that Vested During Fiscal Year	—	—	—	—	—
Add: Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	75,452	419,206	(166,285)	(347,644)	773,186
Subtract: Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—	—	—
Compensation Actually Paid to PEO	$13,160,136	$5,649,801	$3,805,187	$15,946,550	$15,494,036

	2025	2024	2023	2022	2021
Summary Compensation Table ("SCT") Total	$4,741,021	$3,178,467	$4,338,802	$3,320,601	$3,186,456
Deduct: Grant Date Fair Value of Stock Awards Grants in Fiscal Year and Change in Pension Value and Non-Qualified Deferred Compensation Earnings	3,394,210	1,541,015	3,023,325	1,679,840	1,502,001
Add: Pension value attributable to current year’s service and any change in pension value attributable to plan amendments made in current year	16,800	90,563	85,059	75,040	86,731
Add: Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	2,841,766	963,389	1,247,679	2,227,905	1,410,865
Add: Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	132,590	(470,828)	(937,283)	672,626	806,432
Add: Fair Value of Vesting of Stock Awards Granted in Fiscal Year that Vested During Fiscal Year	—	—	—	—	—
Add: Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	42,054	88,404	(23,551)	(47,382)	140,377
Subtract: Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	(554,562)	(365,592)	(426,567)	—
Average Compensation Actually Paid to Non-PEO NEOs	$4,380,021	$1,754,418	$1,321,789	$4,142,383	$4,128,860
(4)Total shareholder return assumes that $100 was invested on the measurement date in Genuine Parts Company common stock and the peer group as set forth below. The measurement date is established by the market close on the last trading day before the beginning of the Company's fifth preceding fiscal year. This shareholder return assumes reinvestment of all dividends. The peer group reflects the peer group composite index used in the Stock Performance Graph included in our Annual Report. In constructing this peer group, the Company used the shareholder returns of various publicly held companies (weighted in accordance with each company’s stock market capitalization and including reinvestment of dividends) that compete with the Company in its two industry segments: automotive parts and industrial parts (each group of companies included in the peer group as competing with the Company in a separate industry segment). Included in the automotive parts peer group are those companies making up the Dow Jones U.S. Auto Parts Index (the Company is a member of such industry group, and its individual shareholder return was included when calculating the peer group results). Included in the industrial parts peer group are Applied Industrial Technologies, Inc., Fastenal Company, and W.W. Grainger, Inc. In determining the total peer group, each industry segment was weighted to reflect the Company’s annual net sales in each industry segment.
(5)Reflects net income as shown in the Company’s Annual Report on Form 10-K for the years ended December 31, 2025, 2024, 2023, 2022 and 2021.
(6)Adjusted EBITDA, our Company-selected measure, is a non-GAAP measure. Adjusted EBITDA represents our net income before interest expense, net, income taxes and depreciation and amortization, adjusted to eliminate gain on sales of real estate, gain on insurance proceeds, product liability adjustment, and transaction and other costs.
2026 Proxy Statement 45

Financial Performance Measures
As described in detail in the “Compensation Discussion and Analysis,” the Company’s executive compensation program consists of several compensation elements reflecting the Company’s pay-for-performance philosophy, including equity compensation which is directly tied to the returns experienced by our shareholders.
The most important financial performance measures used to link compensation actually paid to the Company’s named executive officers with the Company’s performance for 2025 are as follows:
•Total Shareholder Return
•Adjusted Earnings per Share ("EPS")
•Net Sales
•Working Capital
Analysis of the Information Presented in the Pay versus Performance Table
As described in more detail in the section “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.
The charts below reflect the relationship among compensation actually paid compared to the Company's total shareholder return and peer group total shareholder return, net income, and adjusted EBITDA over the past five fiscal years. Compensation actually paid reflects the value of outstanding performance-based grants at specified fiscal year ends and does not have a direct comparison to performance trends.

2026 Proxy Statement 46

CAP vs. TSR (2021 - 2025)
$30
$25
$20
$15
$10
$5
$-
Compensation Actually Paid ($MM)
$235
$215
$195
$175
$155
$135
$115
$95
$75
Total Shareholder Return
2021
2022
2023
2024
2025
CAP to Former PEO
CAP to PEO
Avg. CAP to Other NEOs
Peer TSR
TSR

CAP vs. Net Income (2021 - 2025)
Compensation Actually Paid ($MM)
$30
$25
$20
$15
$10
$5
$-
Net Income ($MM)
$1,400
$1,200
$1,000
$800
$600
$400
$200
$-
2021
2022
2023
2024
2025
CAP to Former PEO
CAP to PEO
Avg. CAP to Other NEOs
Net Income

2026 Proxy Statement 47

CAP vs. Adjusted EBITDA (2021 - 2025)
Compensation Actually Paid ($MM)
$30
$25
$20
$15
$10
$5
$-
Adjusted EBITDA ($MM)
$2,500
$2,000
$1,500
$1,000
$500
$-
2021
2022
2023
2024
2025
CAP to Former PEO
CAP to PEO
Avg. CAP to Other NEOs
Adjusted EBITDA

2026 Proxy Statement 48

Compensation and Human Capital Committee Interlocks and
Insider Participation
The following directors served on the Compensation and Human Capital Committee during 2025: Donna W. Hyland, Darren Rebelez (after April 28, 2025), John R. Holder (through September 4, 2025), and Court Carruthers (after September 4, 2025). None of such persons was an officer or employee of the Company during 2025 or at any time in the past. During 2025, none of the members of the Compensation and Human Capital Committee had any relationship with the Company requiring disclosure under applicable rules of the SEC. None of our executive officers served as a member of the Board of Directors or compensation committee, or similar committee, of any other company whose executive officer(s) served as a member of our Board of Directors or our Compensation and Human Capital Committee.
2026 Proxy Statement 49

Compensation of Directors
2025 Director Compensation
Compensation payable to the Company’s non-employee directors is evaluated and determined by the Compensation and Human Capital Committee, with input from the Committee's compensation consultant, and is then approved by the Company’s full Board of Directors. At the April 2025 Board meeting, based on the Compensation and Human Capital Committee's recommendation following its review of a market analysis from their consultant, the Board approved the same annual cash retainer and annual stock grants as set out in the prior year. Non-employee directors of the Company, other than the Non-Executive Chairman, were paid $25,000 per quarter ($100,000 annually) for service as a director. The Lead Independent Director additionally receives an additional cash retainer of $35,000 annually, and Committee Chairs each receive an additional cash retainer of $25,000 annually. The Non-Executive Chairman did not receive an additional cash retainer. All non-employee directors may elect to defer the receipt of director fees in accordance with the terms of the Company’s Directors’ Deferred Compensation Plan. In addition, non-employee directors may from time to time be granted restricted stock units pursuant to the provisions of the Genuine Parts Company 2015 Incentive Plan. On May 1, 2025, each non-employee director, other than the Non-Executive Chairman, serving on such date was granted RSUs with a grant date value of approximately $190,000. Each RSU represents a fully vested right to receive one share of our common stock on May 1, 2030, or earlier upon a termination of service as a director by reason of death, disability or retirement, or upon a change in control of the Company.
Each non-employee director is required to own shares of Company common stock valued at five times his or her annual cash retainer for the prior fiscal year measured against the average stock price for the preceding three fiscal years. Directors will have five years from the date of election to the Board to attain such a level of ownership. Shares counted toward this requirement will be based on shares beneficially owned by such director (as defined by the SEC’s rules and regulations) including restricted stock units and director deferred compensation shares but excluding any unexercised stock options or stock appreciation rights. As of December 31, 2025, each of our non-employee directors is currently in compliance with the requirements established in these guidelines.

2026 Proxy Statement 50

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Elizabeth W. Camp (2)	50,000	—	50,000
Matthew Carey (3)	25,000	126,666	151,666
Court Carruthers (4)	25,000	126,666	151,666
Richard Cox, Jr.	100,000	190,000	290,000
Paul D. Donahue (5)	370,000	190,000	560,000
Gary P. Fayard (6)	50,000	—	50,000
P. Russell Hardin	130,000	190,000	320,000
John R. Holder (7)	100,000	190,000	290,000
Donna W. Hyland	125,000	190,000	315,000
John D. Johns (8)	67,500	—	67,500
Jean-Jacques Lafont (9)	470,680	190,000	660,680
Robin C. Loudermilk, Jr. (10)	100,000	190,000	290,000
Wendy B. Needham (11)	62,500	—	62,500
Juliette W. Pryor	112,500	190,000	302,500
Darren Rebelez	100,000	190,000	290,000
Laurie Schupmann	50,000	190,000	240,000
Charles K. Stevens, III	112,500	190,000	302,500
(1)     Represents the aggregate grant date total fair value of stock awards determined in accordance with FASB ASC Topic 718. The awards reflected in this column consist of 1,624 RSUs granted to non-employee directors on May 1, 2025, the grant date fair value of which was $190,000 (based on the closing price of the Company’s common stock on the grant date), with the exception of Mr. Carey and Mr. Carruthers.
(2)    Ms. Camp retired from her position on the Board, effective April 29, 2025.
(3)     Mr. Carey was appointed to the Board, effective September 4, 2025. He received an initial prorated grant of 449 RSUs on September 4, 2025 and 444 shares on September 11, 2025.
(4)     Mr. Carruthers was appointed to the Board, effective September 4, 2025. He received an initial prorated grant of 449 RSUs on September 4, 2025 and 444 shares on September 11, 2025.
(5)     Mr. Donahue was appointed Non-Executive Chairman of the Board, effective January 1, 2025.
(6)     Mr. Fayard retired from his position on the Board, effective April 29, 2025.
(7)     Mr. Holder retired from his position on the Board, effective September 4, 2025.
(8)     Mr. Johns retired from his position on the Board, effective April 29, 2025.
(9)     Mr. Lafont is Executive Chairman of AAG, the Company's automotive business in Europe and receives compensation for both his role at AAG and his board service for the Company.
(10)     Mr. Loudermilk retired from his position on the Board, effective September 4, 2025.
(11)     Ms. Needham retired from her position on the Board, effective April 29, 2025.
2026 Proxy Statement 51

The aggregate number of RSUs held by each director serving as a member of the Board as of December 31, 2025 is as follows:

Director	Number of RSUs
Matthew Carey	896
Court Carruthers	896
Richard Cox, Jr.	7,313
Paul D. Donahue	15,981
P. Russell Hardin	7,313
Donna W. Hyland	7,313
Jean-Jacques Lafont	7,313
Juliette W. Pryor	7,313
Darren Rebelez	3,759
Laurie Schupmann	1,649
Charles K. Stevens, III	2,914

2026 Proxy Statement 52

Transactions With Related Persons
The Company recognizes that transactions between the Company and any of its directors, executives or other related persons can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders. Therefore, as a general matter and in accordance with the (1) the Code of Conduct for Employees, Officers, Contract and/or Temporary Workers and Directors of Genuine Parts Company and (2) the Genuine Parts Company Code of Conduct for Senior Financial Officers, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company. Therefore, the Company has adopted a formal policy which requires the Company’s Nominating and ESG Committee to provide review and oversight of any such transactions and, if appropriate, to approve or ratify any such transactions. Pursuant to the policy, the Nominating and ESG Committee will review and provide oversight over any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000, and in which any of the Company’s directors, executives or other related persons had, has or will have a direct or indirect material interest. After its review, the Nominating and ESG Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Committee determines in good faith. The policy is attached as Appendix A to the Company’s Corporate Governance Guidelines, which are available on the Company’s website at www.genpt.com. The Company has concluded that there are no material related person transactions or agreements that were entered into during the fiscal year ended December 31, 2025, and through the date of this proxy statement that would require disclosure under this policy. See also "Corporate Governance - Independent Directors" for a discussion regarding the Board's independence determination with respect to Mr. Richard Cox, Jr.

2026 Proxy Statement 53

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers, and persons who own more than ten percent of the Company’s Common Stock (collectively, "Reporting Persons") file reports with the SEC relating to their initial ownership and changes in ownership of our Common Stock and other equity securities. Reporting Persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on a review of Forms 3, 4 and 5 and any amendments thereto filed with the SEC, or written representations that no Form 5s were required, from the Reporting Persons, all Section 16(a) filing requirements for the fiscal year ended December 31, 2025 were timely complied with, as applicable to its directors, executive officers, and greater than ten percent owners during 2025, with the following exceptions: a Form 3 for Alain Masse was filed late on June 30, 2025; a Form 4 for Charles K. Stevens, III was filed late on September 15, 2025, and a Form 3 and a Form 4 for Laurie Schupmann were filed late on May 15, 2025 and September 15, 2025, respectively, all of which were due to inadvertent errors and promptly corrected.

2026 Proxy Statement 54

Proposal 2
Advisory Vote on Executive Compensation
Pursuant to Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers. At the 2025 Annual Meeting of Shareholders, approximately 94% of the shares present and entitled to vote were voted in support of the Company’s executive compensation program. We hold this vote annually, so our Board of Directors is again submitting a non-binding shareholder vote on our executive compensation as described in this proxy statement (commonly referred to as “say-on-pay”). The Company seeks your advisory vote and asks that you support the compensation of our named executive officers as disclosed in this proxy statement.
As discussed in the Compensation Discussion and Analysis, we have designed our executive compensation program to attract, retain and motivate the highest quality executive officers, directly link pay to our performance, and build value for our shareholders. Highlights of our 2025 executive compensation program, as described above in the Compensation Discussion and Analysis, are:
•    Pay for Performance. Our pay program has performance-based metrics, using multiple performance measures.
•    Competitive and Market-Based Pay Based on Performance. We evaluate the competitiveness of compensation relative to the size-adjusted 50th percentile of the market data, with actual pay dependent on Company and individual performance.
•    Long-Term Incentives Aligned with Shareholder Interests. Our 2025 long-term incentive program is aligned with shareholder interests through a link to stock price and the use of PRSUs tied to Company performance.
•    Stock Ownership Requirements. Our stock ownership requirements for executives align the interests of the executives and shareholders.
•Anti-Hedging & Anti-Pledging Policy. The Company prohibits hedging and pledging of Company stock by executive officer and directors.
•    No Excise Tax-Gross Ups. Our double-trigger change in control agreements do not provide any excise tax gross-ups.
•    Clawback Policy. Incentive award opportunities are subject to our Clawback Policy.
•    Limited perquisites.
Our compensation is designed to reward executives when the Company achieves strong financial and operational results, and likewise to provide reduced pay when financial and operating results are not as strong. We believe the 2025 compensation of our named executive officers is reflective of and consistent with that intent.
This say-on-pay proposal gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.
Accordingly, the Board invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under “Executive Compensation” and cast a vote to approve the Company’s executive compensation programs through the following resolution:
“Resolved, that the shareholders approve the compensation of the Company’s named executive officers, including the Company’s compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative compensation disclosure contained in this Proxy Statement.”
 The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation and Human Capital Committee or the Board of Directors. The shareholders’ advisory vote will not overrule any decision made by the Board or the Committee or create or imply any additional fiduciary duty by our directors. Our Board and Compensation and Human Capital Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns, and the Compensation and Human Capital Committee will evaluate whether any actions are necessary to address those concerns.
The Board of Directors Recommends a Vote "For" Approval of the Advisory Vote on Executive Compensation.
2026 Proxy Statement 55

Proposal 3
Ratification of Selection of Independent Auditors
The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention, and oversight of the independent external audit firm retained to audit the Company’s financial statements. The Audit Committee has selected Ernst & Young LLP as the Company’s independent auditors for the current fiscal year ending December 31, 2026. Our Board of Directors has unanimously endorsed this selection. Ernst & Young LLP is an independent registered public accounting firm with the PCAOB, as required by the Sarbanes-Oxley Act of 2002 and the rules of the PCAOB. The Audit Committee has also pre-approved the engagement of Ernst & Young LLP to provide federal, state and international tax return preparation, advisory and related non-audit services to the Company during 2026.
The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a rotation of the independent auditor. In addition, the Audit Committee has adopted restrictions on our hiring of an Ernst & Young LLP partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional and any other persons having responsibility for providing audit assurance on any aspect of their certification of the Company’s financial statements. In accordance with SEC rules and Ernst & Young LLP’s policies, lead engagement partners are subject to rotation requirements (at least every five years) to limit the number of consecutive years the lead partner may provide services. The Audit Committee is directly involved in the selection of Ernst & Young LLP’s lead engagement partner.
Each year, the Audit Committee evaluates the qualifications, performance and independence of the Company’s independent auditor and determines whether to re-engage the current independent auditor for the following year. In doing so, the Audit Committee considers, among other things: (i) external data relating to audit quality and performance, including recent PCAOB reports on Ernst & Young LLP and its peer firms; (ii) Ernst & Young LLP’s tenure as our independent auditor and its familiarity with our operations and businesses, accounting policies and practices and internal control over financial reporting; (iii) the quality and efficiency of the services provided by the auditors, the auditors’ capabilities and technical expertise; and (iv) Ernst & Young LLP’s independence.
Based on this evaluation, the members of the Audit Committee and the Board believe that the continued retention of Ernst & Young LLP to serve as the Company’s independent external auditor is in the best interest of the Company and its shareholders.
Although ratification by the shareholders of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by law or by the Bylaws of the Company, the Audit Committee believes it is appropriate to seek shareholder ratification of this selection in light of the critical role played by the independent auditors in auditing the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting. If this selection is not ratified at the 2026 Annual Meeting, the Audit Committee may investigate the reasons for the shareholders’ rejection and may reconsider its selection of independent auditors for the fiscal year ending December 31, 2026. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.
Ernst & Young LLP served as the Company’s independent auditors for the fiscal year ended December 31, 2025. Representatives of that firm are expected to be present at the 2026 Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.
The Board of Directors Recommends a Vote "For" the Ratification of the Selection of Ernst & Young LLP as Independent Auditors for the Fiscal Year Ending December 31, 2026.
2026 Proxy Statement 56

Audit and Non-Audit Fees
The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of Ernst & Young LLP.
Audit Fees.    The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s consolidated financial statements, reviews of interim financial statements included in periodic reports, audits of the Company’s internal control over financial reporting, and statutory audits for certain international subsidiaries during 2024 and 2025 were approximately $16.6 million and $16.3 million, respectively.
Audit Related Fees.    The aggregate fees billed by Ernst & Young LLP in 2024 and 2025 for audit related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under the caption “Audit Fees” were approximately $.06 million and $.06 million, respectively. These services primarily related to employee benefit plan audits.
Tax Fees.    The aggregate fees billed by Ernst & Young LLP in 2024 and 2025 for professional services rendered for tax compliance and tax advice for the Company were $4.7 million and $4.5 million, respectively. These services primarily related to tax planning and tax compliance services.
All Other Fees.    No fees were billed by Ernst & Young LLP for professional services rendered during 2024 other than as stated above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees.” The aggregate fees billed by Ernst & Young LLP for professional services rendered during 2025 was $.07 million.
Audit Committee Pre-Approval Policy
Under the Audit Committee’s Charter and its Pre-Approval Policy, the Audit Committee is required to approve in advance the terms of all audit services as well as all permissible audit related and non-audit services to be provided by the independent auditors. Unless a service to be provided by the independent auditors has received approval under the Pre-Approval Policy, it will require specific pre-approval by the Audit Committee. The Pre-Approval Policy is detailed as to the particular services to be provided, and the Audit Committee is to be informed about each service provided. Non-audit services may be approved by the Chair of the Committee and reported to the full Audit Committee at its next meeting but may not be approved by the Company’s management.
The Audit Committee must approve the annual audit engagement services prior to the commencement of any audit work. The Audit Committee also must approve changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items, if any. In the event audit related or non-audit services that are pre-approved under the Pre-Approval Policy have an estimated cost in excess of certain dollar thresholds, these services require approval by the Audit Committee or by the Chair of the Audit Committee.
In determining the approval of services by the independent auditors, the Audit Committee or its Chair evaluates each service to determine whether the performance of such service would (a) impair the auditor’s independence; (b) create a mutual or conflicting interest between the auditor and the Company; (c) place the auditor in the position of auditing its own work; (d) result in the auditor acting as management or an employee of the Company; or (e) place the auditor in a position of being an advocate for the Company.
All of the services described above under the captions “Audit Fees,” “Audit Related Fees,” “Tax Fees” and "All Other Fees" were approved by the Audit Committee pursuant to legal requirements and the Audit Committee Charter and the Pre-Approval Policy.
Audit Committee Review
The Audit Committee has reviewed the services rendered by Ernst & Young LLP during 2025 and has determined that the services rendered are compatible with maintaining the independence of Ernst & Young LLP as the Company’s independent auditors.

2026 Proxy Statement 57

Audit Committee Report
The Audit Committee of the Board of Directors during 2025 was composed of three directors who are independent of the Company and management as required by the NYSE corporate governance listing standards and by SEC rules. The Audit Committee operates under a written charter adopted by the Board of Directors.
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also oversees the internal audit and control function of the Company and the Company’s cyber and information security processes, procedures and controls.
In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent auditors the Company’s audited financial statements for the year ended December 31, 2025 and reports of management and of the independent auditors on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2025 contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, including a discussion of the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management and the independent auditors the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s 2025 Annual Report to Shareholders and its Annual Report on Form 10-K for the year ended December 31, 2025.
The Audit Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board. In addition, the Audit Committee has discussed with the independent auditors the auditor’s independence from the Company and its management, including the matters in the written disclosures and the letter provided by the independent auditors to the Audit Committee as required by applicable requirements of the Public Company Accounting Oversight Board Rule 3526 regarding the independent auditor’s communications with the Audit Committee concerning independence, and has considered the compatibility of non-audit services with the auditor’s independence.
The Committee discussed with the Company’s independent auditors the overall scope and plans for their integrated audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements for the year ended December 31, 2025 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC. The Audit Committee and the Board of Directors have also approved the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2026.
Members of the Audit Committee:
Charles K. Stevens, III (Chair)
Matthew Carey
Laurie Schupmann
This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

2026 Proxy Statement 58

Solicitation of Proxies
The cost of soliciting proxies will be borne by the Company. The Company has retained Georgeson LLC to assist in the solicitation of proxies for a fee of approximately $12,000 and reimbursement of certain expenses. Officers and regular employees of the Company, receiving no additional compensation, may also assist in the solicitation. Solicitation may be by mail, telephone, Internet or personal contact.
Householding of Annual Meeting Material
The SEC’s rules permit us to send a single copy of our Notice and Access Letter regarding the 2026 Annual Meeting to any household at which two or more shareholders reside if we believe that they are members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce our expenses. In order to take advantage of this opportunity, we have delivered only one Notice and Access Letter to multiple shareholders who share an address, unless we received contrary instructions from the affected shareholders prior to the mailing date. We will deliver a separate copy of the Notice and Access Letter (or proxy materials, if applicable), as requested, to any shareholder at a shared address to which a single copy of the Notice and Access Letter was delivered. If you prefer to receive separate copies of the Notice and Access Letter (or proxy materials, if applicable), either now or in the future, or if you are currently receiving multiple copies and prefer to receive only a single copy in the future you can so request by calling us at (678) 934-5000 or by writing to us at any time at the following address: Corporate Secretary, Genuine Parts Company, 2999 Wildwood Parkway, Atlanta, Georgia 30339.
A majority of brokerage firms have instituted householding. If your family has multiple holdings in the Company, you may have received householding notification directly from your broker. Please contact your broker directly if you have any questions, if you require additional copies of the Notice and Access Letter (or proxy materials, if applicable), if you are currently receiving multiple copies of the Notice and Access Letter (or proxy materials, if applicable) and wish to receive only a single copy or if you wish to revoke your decision to household and thereby receive multiple Notice and Access Letters. These options are available to you at any time.
Other Matters
Management does not know of any matters to be brought before the 2026 Annual Meeting other than those referred to above. If any matters which are not specifically set forth in the form of proxy and this proxy statement properly come before the 2026 Annual Meeting, the persons designated as proxies will vote thereon as recommended by the Board of Directors or, if the Board of Directors makes no recommendation, in accordance with their best judgment.
Shareholder Proposals for 2027 Meeting
A shareholder proposal for business to be brought before the 2027 Annual Meeting of Shareholders (other than nominations of persons to serve as directors) will be acted upon only in the following circumstances:
•    Shareholder Proposals for Inclusion in Next Year’s Proxy Statement — To be considered for inclusion in next year’s proxy statement, shareholder proposals, submitted in accordance with the SEC’s Rule 14a-8, must be received at our principal executive office no later than the close of business on October 30, 2026 and must comply with all applicable SEC rules.
•    Other Shareholder Proposals for Presentation at Next Year’s Annual Meeting of Shareholders — Any shareholder proposal that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8 but is instead sought to be presented directly at the 2027 Annual Meeting of Shareholders should be received at our principal executive office no later than the close of business on January 13, 2026. Proposals should contain detailed information about the proposal and the shareholder proponent. SEC rules permit management to vote proxies in its discretion on such proposals in certain cases if the shareholder does not comply with this deadline, and in certain other cases notwithstanding the shareholder’s compliance with this deadline.
All recommendations of persons for nomination to the Board of Directors of the Company must be received at our principal executive office no later than the close of business on the 90th day (November 29, 2026) and no earlier than the close of business on the 120th day (October 30, 2026) prior to the first anniversary of the date of the Company’s notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting and must contain the information specified in and otherwise comply with our By-laws (including the information required by Rule 14a-19 of the Exchange Act in the case of a shareholder who intends to solicit proxies in support of director nominees other than the Company’s nominees). See Section 3.4 “Certain Nomination Requirements.” However, if the date of the 2026 Annual Meeting of Shareholders is held more than 30 calendar days earlier than or 70 calendar days after the anniversary of this year’s meeting, notice by the shareholder, to be timely, must be received no later than the close of business on the 90th day and no earlier than the close of business on the 120th day prior to the date of the 2026 Annual Meeting of
2026 Proxy Statement 59

Shareholders or, if the first public announcement of the date of the 2027 Annual Meeting of Shareholders is less than 100 days prior to the date of the 2027 Annual Meeting of Shareholders, the 10th day following the day on which public announcement of the date of the 2027 Annual Meeting of Shareholders is first made by the Company.
All shareholder proposals and recommendations of persons for nomination to the Board should be sent to Genuine Parts Company, 2999 Wildwood Parkway, Atlanta, Georgia 30339, Attention: Corporate Secretary.
2026 Proxy Statement 60

Genuine Parts Company

2999 WILDWOOD PARKWAY
ATLANTA, GA 30339
678-934-5000

GENPT.COM

GENUINE PARTS COMPANY
2999 WILDWOOD PARKWAY
ATLANTA, GA 30339

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 26, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 26, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V84413-P42294

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GENUINE PARTS COMPANY

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Matthew Carey	☐	☐	☐
1b. Court Carruthers	☐	☐	☐
1c. Richard Cox, Jr.	☐	☐	☐
1d. P. Russell Hardin	☐	☐	☐
1e. Donna W. Hyland	☐	☐	☐
1f. Jean-Jacques Lafont	☐	☐	☐
1g. Juliette W. Pryor	☐	☐	☐
1h. Darren Rebelez	☐	☐	☐
1i. Laurie Schupmann	☐	☐	☐
1j. William P. Stengel, II	☐	☐	☐
1k. Charles K. Stevens, III	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign personally. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V84414-P42294

GENUINE PARTS COMPANY
ANNUAL MEETING OF SHAREHOLDERS
APRIL 27, 2026 10:00 A.M. ET
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder(s) hereby appoint(s) Christopher T. Galla as proxy, with the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of GENUINE PARTS COMPANY that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 a.m. ET, on April 27, 2026, at www.virtualshareholdermeeting.com/GPC2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side